UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 21, 2006
Ardea Biosciences, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-29993	94-3200380

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1009 Oak Hill Road, Suite 201 Lafayette, CA (Address of principal executive offices)	94549 (Zip Code)
Registrant’s telephone number, including area code: (714) 729-5555
IntraBiotics Pharmaceuticals, Inc.
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS
Item 1.01. Entry Into a Material Definitive Agreement.
Item 2.01. Completion of Acquisition or Disposition of Assets.
FORM 10 INFORMATION
OUR BUSINESS
History and Overview
Preclinical Programs
Clinical Programs
Research and Development Expenses
Clinical Supplies and Manufacturing
Sales and Marketing
Customers and Distribution
Competition
Intellectual Property
Government Regulation
Employees
Company Information
DESCRIPTION OF PROPERTY
LEGAL PROCEEDINGS
RISK FACTORS
Risks Related to Our Business
Risks Related to Our Industry
Risks Related to Our Common Stock
SELECTED FINANCIAL DATA
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Recent Developments
QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DIRECTORS AND EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
Employment Contracts and Termination of Employment and Change-in-Control Arrangements
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, DIRECTOR INDEPENDENCE
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
Market for Common Equity
Dividend Policy
Securities Authorized for Issuance Under Equity Compensation Plans
RECENT SALES OF UNREGISTERED SECURITIES
DESCRIPTION OF CAPITAL STOCK
INDEMNIFICATION OF DIRECTORS AND OFFICERS
FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
FINANCIAL STATEMENTS AND EXHIBITS
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
Item 5.06. Change in Shell Company Status.
Item 9.01. Financial Statements and Exhibits.
SIGNATURE
EXHIBIT 2.1
EXHIBIT 3.1
EXHIBIT 99.1
EXHIBIT 99.2
EXHIBIT 99.3
EXHIBIT 99.4
EXHIBIT 99.5
EXHIBIT 99.6

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS
     Certain statements in this current report on Form 8-K are forward-looking statements that involve a number of risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “may,” “might,” “will,” “should,” “intends,” “expects,” “plans,” “goals,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these terms or other comparable terminology. Such forward-looking statements include statements about our plans for our research and development programs, the potential characteristics of our product candidates, the ability to co-formulate our product candidates with other drugs, our ability to initiate clinical trials for any of our product candidates, our ability to progress product candidates through preclinical and clinical development and commercialization, our ability to select a development candidate from the 900 Series Program, our ability to file an Investigational New Drug application, or IND, or obtain regulatory approval of any product candidate, our ability to create a fully-integrated research and development organization, the expected benefits from our new management, the market opportunity for any products we may develop and the ability of those products to meet market needs or participate in such markets, the milestones or royalties payable to Valeant, our receipt of payments from Valeant under the research services agreement, our research and development goals for 2007, our near- and long-term financial outlook, our anticipated cash usage and resources, the safety and efficacy of our product candidates and any potential products, our ability to develop and commercialize products, our ability to acquire additional product candidates, our ability to rapidly develop product candidates, our ability to manage the risks involved with drug discovery, our ability to generate internal product candidates, our ability to develop a commercialization capability or partner with other companies for the development or commercialization of product candidates, and other statements about our strategy, technologies, programs, and ability to develop compounds and commercialize drugs.
     For such statements, we claim the protection of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions, are uncertain and involve substantial known and unknown risks, uncertainties and other factors which may cause our (or our industry’s) actual results, levels of activity or performance to be materially different from any future results, levels of activity or performance expressed or implied by these forward-looking statements. Factors that could cause actual results to differ materially from those stated or implied by our forward-looking statements are included in Item 2.01 of this current report and disclosed in our other filings with the Securities and Exchange Commission. We cannot guarantee future results, level of activity or performance. You should not place undue reliance on these forward-looking statements. These forward-looking statements represent our judgment as of the time of this current report. We disclaim any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.
     Unless the context indicates otherwise, as used in this current report, the terms “Ardea,” “we,” “us” and “our” refer to Ardea Biosciences, Inc., a Delaware corporation. Ardea recently changed its name from IntraBiotics Pharmaceuticals, Inc.
Item 1.01.    Entry Into a Material Definitive Agreement.
     On December 21, 2006, in a series of related transactions, Ardea, which was formerly known as IntraBiotics Pharmaceuticals, Inc., acquired certain pharmaceutical research and development programs from Valeant Research & Development (“Valeant”). In connection with this acquisition, we entered into a several agreements.
Asset Purchase Agreement
     On December 21, 2006, we entered into an Asset Purchase Agreement, or Purchase Agreement, with Valeant, and its parent, Valeant Pharmaceuticals International, pursuant to which we agreed to purchase certain assets and assume certain obligations of Valeant related to Valeant’s research and development programs for pharmaceutical products targeted to HIV, cancer and inflammatory diseases. The terms and conditions of the Purchase Agreement are described more fully in Item 2.01.

Master Services Agreement
     On December 21, 2006, we entered into a Master Services Agreement, or Services Agreement, with Valeant, pursuant to which we agreed to provide certain specified research and development services for Valeant in the field of neuropharmacology. Under the terms of the Services Agreement, we will provide the services of up to 15 scientists to further the research and development program. The scientists will be required to provide periodic reports of progress to Valeant, including a final report at the end of the term of the Services Agreement. All services performed will be subject to regulatory review and other customary terms and conditions. In exchange for such services, we will receive up to $3.5 million annually and are entitled to aggregate development-based milestone payments of up to $1.0 million. The Services Agreement will be effective until the earlier of the completion of certain enumerated tasks or two years after the effective date of the contract. However, the term may be extended by mutual agreement of the parties. The foregoing description of the Services Agreement is only a summary and is qualified in its entirety by reference to the Services Agreement, a copy of which is attached as exhibit 99.1 to this current report and incorporated herein by reference.
Noncompetition Agreement
     On December 21, 2006, we entered into a Noncompetition Agreement with Valeant. Pursuant to the Noncompetition Agreement, during the term of the Services Agreement, we have agreed not to compete with Valeant in the field of neuropharmacology. The foregoing description of the Noncompetition Agreement is only a summary and is qualified in its entirety by reference to the Noncompetition Agreement, a copy of which is attached as exhibit 99.2 to this current report and incorporated herein by reference.
Lease
     On December 21, 2006, we entered into a lease with Valeant Pharmaceuticals North America pursuant to which we will lease approximately 64,000 square feet of space located at 3300 Hyland Avenue, Costa Mesa, California 92626. The Costa Mesa lease has a term of 12 to 24 months and a monthly base rent of $90,000. The foregoing description of the Costa Mesa lease is only a summary and is qualified in its entirety by reference to the Costa Mesa lease, a copy of which is attached as exhibit 99.3 to this current report and incorporated herein by reference.
Item 2.01.    Completion of Acquisition or Disposition of Assets.
     On December 21, 2006, we entered into the Purchase Agreement. Under the Purchase Agreement, we agreed to purchase certain assets and assume certain obligations of Valeant related to research and development of pharmaceutical product candidates targeted to HIV, cancer and inflammatory diseases. The purchase was consummated concurrently with the execution of the Purchase Agreement on December 21, 2006.
     The assets that we acquired specifically included the following assets related to the pharmaceutical research and development programs described below:
•	packaging materials, shipping materials, machinery, equipment, furniture, furnishings, fixtures, handling equipment, laboratory equipment, computer hardware, data, software, molds, tools, parts and other items;

•	certain intellectual property identified in the Purchase Agreement;

•	certain contracts identified in the Purchase Agreement;

•	permits, licenses, license applications, approvals, certifications, and product or service clearances;

•	books, records, data, manuals, files and other documentation; and

•	prepaid expenses, advance payments and prepaid items.
We did not acquire any of the following assets:
•	cash, cash equivalents, marketable securities or intercompany accounts receivable of Valeant;

•	Valeant’s or its affiliates’ employee benefit plans;

•	minute books, stock books, tax returns or similar corporate records of Valeant or its affiliates;

•	employees of Valeant or its affiliates;

•	claims or counterclaims with respect to rights of offset against liabilities of the programs that we did not assume;

•	rights of Valeant under the Purchase Agreement;

•	certain contracts identified in the Purchase Agreement; and

•	certain intellectual property rights identified in the Purchase Agreement.
The assets that we acquired from Valeant relate to what we believe to be three distinct pharmaceutical research and development programs:
•	800 Series Program. The 800 Series Program is directed toward the discovery of non-nucleoside reverse transcriptase inhibitors, or NNRTIs, for the potential treatment of HIV. The lead clinical candidate from the program is AR806.

•	900 Series Program. The 900 Series Program is also directed toward the discovery of NNRTIs for the potential treatment of HIV. The compounds in the 900 Series Program are from a chemical class that is distinct from the chemical class being investigated in the 800 Series Program.

•	100 Series Program. The 100 Series Program is directed toward the discovery of small-molecule kinase inhibitors for the potential treatment of cancer and inflammatory disease. AR119 is the Company’s lead development candidate from the 100 Series Program.
     As partial consideration for the purchase of the assets from Valeant, we agreed to assume all liabilities arising out of the contracts that we acquired related to the development programs, but did not assume any liabilities of Valeant that are not directly related to the purchased research and development programs or any liabilities arising out of or relating to the purchased research and development programs before the closing of the transaction, including products sold and services performed by Valeant, any breach or default of the assumed contracts by Valeant, payments due under the assumed contracts prior to the closing, and any pending or threatened lawsuits or causes of action that arose prior to the closing. In consideration for the purchased assets, we also agreed to enter into the Costa Mesa lease, the Noncompetition Agreement and the Services Agreement, the respective terms and conditions of which are set forth in those agreements, copies of which are attached as exhibits 99.1, 99.2 and 99.3 to this current report.
     Under the Purchase Agreement, we are obligated to make development-based milestone payments and sales-based royalty payments to Valeant. There is one set of milestones for the 800 and 900 Series Programs and a separate set of milestones for the 100 Series Program. For the 800 and 900 Series Programs, assuming the successful commercialization of a product, the milestone payments could total up to $25.0 million. For the 100 Series Program, milestone payments could total up to $17.0 million, assuming the successful commercialization of a product. For each set of milestones, milestones are paid only once regardless of how many compounds or products are developed or commercialized. The first milestone payment in each set would not be due until after the completion of a proof-of-concept clinical study in patients, and more than half of the total dollar amount of the milestone payments would not be due until regulatory approval. The royalty rates on all products are in approximately the mid single digits.
     We agreed to use reasonable efforts to develop the product candidates in the pharmaceutical research and development programs we acquired from Valeant, with the objective of obtaining marketing approval for the lead product candidates from the 800 Series Program and the 100 Series Program in the United States, the United

Kingdom, France, Spain, Italy and Germany. Our efforts will be designed to consistently advance the programs with the goal of achieving the first milestone event within 24 months of the closing of the transaction.
     Valeant also received the right to exercise a one-time option to repurchase commercialization rights in territories outside the U.S. and Canada for our first product from the 800 or 900 Series Program to advance to Phase 3. If Valeant exercises this option, which it can do following the completion of Phase 2b but prior to the initiation of Phase 3, Valeant would pay us a $10.0 million option fee, up to $21.0 million in milestone payments based on obtaining regulatory approvals, and a mid-single-digit royalty on product sales in the Valeant territories.
     In the Purchase Agreement, Valeant provided limited representations and warranties to us with respect to the acquired intellectual property and other assets. Subject to certain conditions specified in the Purchase Agreement, Valeant agreed to indemnify us for losses we incur resulting from breaches of representations and warranties, breaches of covenants, and for Valeants assets and liabilities that were specifically excluded from the purchased assets and assumed liabilities, to the extent such losses are due to facts and circumstances occurring prior to closing. Subject to certain conditions specified in the Purchase Agreement, we agreed to indemnify Valeant for losses it incurs resulting from breaches of our representations and warranties, breaches of our covenants, employment by us of any former Valeant employees, the development of compounds under the acquired programs, and the liabilities we assumed under the Purchase Agreement.
     The foregoing description of the Purchase Agreement is only a summary and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached as exhibit 2.1 to this current report and incorporated herein by reference.
FORM 10 INFORMATION
OUR BUSINESS
History and Overview
     We were incorporated in the State of Delaware in 1994. From our inception in 1994 through May 5, 2005, we devoted substantially all of our efforts to research and development of anti-microbial drugs and generated no product revenues. From the fourth quarter of 2002 until June 2004, we focused our attention on developing iseganan for the prevention of ventilator-associated pneumonia, or VAP. In June 2004, we discontinued our clinical trial of iseganan for the prevention of VAP following a recommendation of our independent data monitoring committee. Subsequently, we terminated the iseganan development program, reduced employees and evaluated strategic alternatives, including mergers, acquisitions, in-licensing opportunities and liquidation.
     On May 5, 2005, after considering a variety of strategic alternatives, none of which was determined by our management and Board of Directors to be in the best interests of us and our stockholders, our Board of Directors decided to suspend our active evaluation process and reduce operating expenses to a minimum appropriate level. In accordance with these plans, we terminated all of our remaining regular employees on June 15, 2005, engaged Hickey & Hill, Inc. of Lafayette, California, a firm specializing in managing companies in transition, to assume the responsibilities of our day-to-day administration, and appointed Denis Hickey of Hickey & Hill, Inc. as our Chief Executive Officer and Chief Financial Officer.
     From June 15, 2005, until December 21, 2006, Denis Hickey handled the administration of our affairs while our Board of Directors and selected consultants searched for and evaluated strategic alternatives for our business. During that period, we evaluated several strategic alternatives in the biotechnology industry with the support of consultants including Barry D. Quart, Pharm. D., and the active participation of our Board of Directors.
     On December 21, 2006, we acquired intellectual property and other assets related to three distinct pharmaceutical research and development programs from Valeant, hired a new senior management team and changed our name to Ardea Biosciences, Inc. With these developments, we currently plan to pursue pharmaceutical research and development focused on the development of novel treatments for HIV, cancer and inflammatory diseases. We will also be providing research services to Valeant in connection with a preclinical program in the field of neuropharmacology pursuant to a Services Agreement.

Preclinical Programs
     The assets we acquired from Valeant include equipment, intellectual property, contracts, permits, licenses, data, books, records, prepaid expenses and prepaid items necessary for us to pursue three pharmaceutical research and development programs. Our three preclinical development programs are:
•	800 Series Program. Our 800 Series Program is our lead program, currently in late preclinical development, and is directed toward the discovery of non-nucleoside reverse transcriptase inhibitors, or NNRTIs, for the potential treatment of HIV. The lead clinical candidate from the program is AR806. In vitro preclinical tests have shown AR806 to be a potent inhibitor of a wide range of HIV viral isolates, including isolates that are resistant to efavirenz (Sustiva®, Bristol-Myers Squibb) and other currently available NNRTIs. Based on early in vitro and in vivo preclinical data, we anticipate that this compound could have pharmacokinetics that would support formulation as a once-daily oral drug, may have limited pharmacokinetic interactions with other drugs and may be readily co-formulated with other HIV antiviral drugs. We plan to initiate a Phase I clinical study of AR806 in the second quarter of 2007.

•	900 Series Program. Our 900 Series Program, which is in preclinical development, is also directed toward the discovery of NNRTIs for the potential treatment of HIV. The compounds in our 900 Series Program are from a chemical class that is distinct from the chemical class being investigated in our 800 Series Program. Based on early preclinical data, we believe that the compounds in our 900 Series Program may have the potential to share certain of the positive attributes of the compounds in our 800 Series Program. Namely, they appear to have greater activity against a wide range of drug-resistant viral isolates, may have the potential for once-daily oral dosing and may be readily co-formulated with other HIV antiviral drugs. We plan to be able to select a development candidate from this program in early 2007 and to initiate a Phase I clinical study of this candidate in the fourth quarter of 2007.

•	100 Series Program. Our 100 Series Program, which is in preclinical development, is directed toward the discovery of small-molecule kinase inhibitors for the potential treatment of cancer and inflammation. AR119 is our lead development candidate from our 100 Series Program. In early preclinical tests, AR119 has shown potential as a potent and selective inhibitor of mitogen-activated ERK kinase, or MEK, which is believed to play an important role in cancer cell proliferation, apoptosis and metastasis as well as inflammatory cell signaling. Preclinical data suggest that AR119 may have favorable pharmaceutical-like properties, including the potential for once-daily oral dosing. We hope to initiate a Phase I clinical study of AR119 in the third quarter of 2007.
Clinical Programs
     None of our product development programs are in clinical development. We currently believe that our most advanced product candidate will not enter Phase 1 clinical trials until the second quarter of 2007. Our ability to advance our preclinical programs into clinical development will depend on the successful completion of our preclinical studies and the filing of an Investigational New Drug application, or IND, with the Food and Drug Administration, or FDA, or a similar filing with the applicable regulatory agency in a foreign country.
     Prior to the termination of our iseganan development program, our clinical programs included development of an iseganan oral solution for the prevention of ventilator-associated pneumonia and for the treatment of respiratory infections in cystic fibrosis patients.
Research and Development Expenses
     Our research and development expense for the three years ended December 31, 2005, 2004, and 2003 was $0.3 million, $11.5 million, and $7.7 million, respectively. We did not have any research and development expenses for the three and nine months ended September 30, 2006. We expect that our research and development expenses will increase substantially as we seek to advance the preclinical programs that we acquired from Valeant into later stages of preclinical development and initial clinical trials.

Clinical Supplies and Manufacturing
     We have no manufacturing capabilities. We currently expect to rely on third-party contract manufacturers to produce our product candidates to support our development programs.
Sales and Marketing
     We do not currently have sales or marketing capabilities. In order to commercially market any pharmaceutical product that we successfully advance through preclinical and clinical development and for which we obtain regulatory approval we must either develop a sales and marketing infrastructure or collaborate with third parties with sales and marketing capabilities. Because of the early stage of the pharmaceutical development programs we acquired from Valeant, we have not yet developed a sales and marketing strategy for any pharmaceutical products that we may develop.
Customers and Distribution
     We do not currently sell or distribute pharmaceutical products.
Competition
     The biotechnology and pharmaceutical industries are extremely competitive. Many companies have substantially greater financial and other resources than we do. In addition, they may have substantially more experience in effecting strategic combinations, in-licensing technology, developing drugs, obtaining regulatory approvals and manufacturing and marketing products. We cannot give any assurances that we can effectively compete with these other biotechnology and pharmaceutical companies.
Intellectual Property
     Our success will depend in large part on our ability to:
•	obtain and maintain patent and other legal protections for the proprietary technology, inventions and improvements we consider important to our business;

•	prosecute and defend our patents;

•	preserve our trade secrets; and

•	operate without infringing the patents and proprietary rights of third parties.
     We acquired all of the intellectual property related to our three pharmaceutical research and development programs from Valeant. We intend to continue to seek appropriate patent protection for the lead product candidates in our research and development programs and their uses by filing patent applications in the United States and selected other countries. We intend for these patent applications to cover, where possible, claims for composition of matter, medical uses, processes for preparation and formulations.
     As part of the acquisition of intellectual property assets and other assets from Valeant completed on December 21, 2006, we acquired and now own a total of three pending United States patent applications, three pending United States provisional applications, and 14 pending foreign patent applications.
     Although we believe that our rights under the patent applications we acquired from Valeant provide a competitive advantage, the patent positions of pharmaceutical and biotechnology companies are highly uncertain and involve complex legal and factual questions. We may not be able to develop patentable products or processes, and may not be able to obtain patents from pending applications. Even if patent claims are allowed, the claims may not issue, or in the event of issuance, may not be sufficient to protect the technology owned by or licensed to us. Any patents or patent rights that we obtain may be circumvented, challenged or invalidated by our competitors.
     We also rely on trade secrets, proprietary know-how and continuing innovation to develop and maintain our competitive position, especially when we do not believe that patent protection is appropriate or can be obtained. We seek protection of these trade secrets, proprietary know-how and any continuing innovation, in part, through confidentiality and proprietary information agreements. However, these agreements may not provide meaningful protection for, or adequate remedies to protect, our technology in the event of unauthorized use or disclosure of information. Furthermore, our trade secrets may otherwise become known to, or be independently developed by, our competitors.
Government Regulation
     Pharmaceutical
     If and when we market any pharmaceutical products, they would be subject to extensive government regulation in the United States. Additionally, if we seek to market and distribute any such products abroad, they would also be subject to extensive foreign government regulation.
     In the United States, the FDA, regulates pharmaceutical products. FDA regulations govern the testing, manufacturing, advertising, promotion, labeling, sale and distribution of pharmaceutical products, and generally require approval of new drugs through a rigorous process. We also may be subject to foreign regulatory requirements governing clinical trials and drug product sales if products are marketed abroad. The approval process outside the United States varies from jurisdiction to jurisdiction and the time required may be longer or shorter than that required for FDA approval.
     Regulation in the United States
     The FDA testing and approval process requires substantial time, effort and money. We cannot assure you that any of our products will ever obtain approval. The FDA approval process for new drugs includes, without limitation:
•	preclinical studies;

•	submission of an IND for clinical trials;

•	adequate and well-controlled human clinical trials to establish the safety and efficacy of the product;

•	submission of a New Drug Application, or NDA, to obtain marketing approval;

•	review of the NDA; and

•	inspection of the facilities used in the manufacturing of the drug to assess compliance with the FDA’s current Good Manufacturing Practice, or cGMP, regulations.
     The NDA must include comprehensive and complete descriptions of the preclinical testing, clinical trials, and the chemical, manufacturing and control requirements of a drug that enable the FDA to determine the drug’s safety and efficacy. An NDA must be submitted, filed and approved by the FDA before any product that we may successfully develop can be marketed commercially in the United States.
     Preclinical studies include laboratory evaluation of the product, as well as animal studies to assess the potential safety and effectiveness of the product. These studies must be performed according to good laboratory practices. The results of the preclinical studies, together with manufacturing information and analytical data, are submitted to the FDA as part of the IND. Clinical trials may begin 30 days after the IND is received, unless the FDA raises concerns or questions about the conduct of the clinical trials. If concerns or questions are raised, the IND sponsor and the FDA must resolve any outstanding concerns before clinical trials can proceed. We have not filed an IND for a lead clinical candidate in any of the pharmaceutical development programs that we acquired from Valeant. We will have to file an IND before we can commence any clinical trials for our product candidates in the United States.
     We cannot assure you that submission of an IND for any of our preclinical product candidates will result in authorization to commence clinical trials. Nor can we assure you that any of our current or future clinical trials will result in marketing approval. Clinical trials involve the administration of the product candidate that is the subject of the trial to volunteers or patients under the supervision of a qualified principal investigator. Each clinical trial must be reviewed and approved by an independent institutional review board at each institution at which the study will be conducted. The institutional review board will consider, among other things, ethical factors, safety of human subjects and the possible liability of the institution. Also, clinical trials must be performed according to good clinical practices. Good clinical practices are enumerated in FDA regulations and guidance documents.
     Clinical trials typically are conducted in sequential phases: Phases 1, 2 and 3, with Phase 4 studies conducted after approval. Drugs for which Phase 4 studies are required include those approved under accelerated approval regulations. The phases may overlap.
     In Phase 1 clinical trials, the drug is usually tested on a small number of healthy volunteers to determine safety, any adverse effects, proper dosage, absorption, metabolism, distribution, excretion and other drug effects.
     In Phase 2 clinical trials, the drug is usually tested on a limited number of subjects (generally up to several hundred subjects) to preliminarily evaluate the efficacy of the drug for specific, targeted indications, determine dosage tolerance and optimal dosage, and identify possible adverse effects and safety risks.
     In Phase 3 clinical trials, the drug is usually tested on a larger number of subjects (up to several thousand), in an expanded patient population and at multiple clinical sites. The FDA may require that we suspend clinical trials at any time on various grounds, including if the FDA makes a finding that the subjects are being exposed to an unacceptable health risk.
     In Phase 4 clinical trials or other post-approval commitments, additional studies and patient follow-up are conducted to gain experience from the treatment of patients in the intended therapeutic indication. Additional studies and follow-up are also conducted to document a clinical benefit where drugs are approved under accelerated approval regulations and based on surrogate endpoints. In clinical trials, surrogate endpoints are alternative measurements of the symptoms of a disease or condition that are substituted for measurements of observable clinical symptoms. Failure to promptly conduct Phase 4 clinical trials and follow-up could result in expedited withdrawal of products approved under accelerated approval regulations.
     The facilities, procedures, and operations of our contract manufacturers must be determined to be adequate by the FDA before product approval. Manufacturing facilities are subject to inspections by the FDA for compliance with cGMP, licensing specifications, and other FDA regulations before and after an NDA has been approved. Foreign manufacturing facilities are also subject to periodic FDA inspections or inspections by foreign regulatory authorities. Among other things, the FDA may withhold approval of NDAs or other product applications of a facility if deficiencies are found at the facility. Vendors that supply us with finished products or components used to manufacture, package and label products are subject to similar regulations and periodic inspections.
     In addition, the FDA imposes a number of complex regulatory requirements on entities that advertise and promote pharmaceuticals, including, but not limited to, standards and regulations for direct-to-consumer advertising, off-label promotion, industry-sponsored scientific and educational activities, and promotional activities involving the Internet.
     Failure to comply with FDA and other governmental regulations can result in fines, unanticipated compliance expenditures, recall or seizure of products, total or partial suspension of production and/or distribution, suspension of the FDA’s review of NDAs, injunctions and criminal prosecution. Any of these actions could have a material adverse effect on us.
     Regulation Outside the United States
     If we market drugs in foreign countries, we also will be subject to foreign regulatory requirements governing human clinical trials and marketing approval for pharmaceutical products. The requirements governing the conduct of clinical trials, product approval, pricing and reimbursement vary widely from country to country. Whether or not FDA approval has been obtained, approval of a product by the comparable regulatory authorities of foreign countries must be obtained before manufacturing or marketing the product in those countries. The approval process varies from country to country and the time required for such approvals may differ substantially from that required for FDA approval. There is no assurance that any future FDA approval of any of our clinical trials or drugs will result in similar foreign approvals.
     Additional Regulation
     In the United States, physicians, hospitals and other healthcare providers that purchase pharmaceutical products generally rely on third-party payers, principally private health insurance plans, Medicare and, to a lesser extent, Medicaid, to reimburse all or part of the cost of the product and procedure for which the product is being used. Even if a product is approved for marketing by the FDA, there is no assurance that third-party payers will cover the cost of the product and related medical procedures. If they do not, end-users of the drug would not be eligible for any reimbursement of the cost, and our ability to market any such drug would be materially and adversely impacted.
     Reimbursement systems in international markets vary significantly by country and, within some countries, by region. Reimbursement approvals must be obtained on a country-by-country basis. In many foreign markets, including markets in which we hope to sell our products, the pricing of prescription pharmaceuticals is subject to government pricing control. In these markets, once marketing approval is received, pricing negotiations could take significant additional time. As in the United States, the lack of satisfactory reimbursement or inadequate government pricing of any of our products would limit their widespread use and lower potential product revenues.
     The Health Insurance Portability and Accountability Act of 1996, or HIPAA, requires the use of standard transactions, privacy and security standards and other administrative simplification provisions by covered entities, which include many healthcare providers, health plans and healthcare clearinghouses. The United States law instructs the Secretary of the Department of Health and Human Services, to promulgate regulations implementing these standards in the United States.
     In addition, federal and state anti-kickback and anti-fraud and abuse laws, as well as the federal Civil False Claims Act may apply to certain drug and device research and marketing practices. The Civil False Claims Act prohibits knowingly presenting or causing to be presented a false, fictitious or fraudulent claim for payment to the United States. Actions under the Civil False Claims Act may be brought by the Attorney General or as a qui tam action by a private individual in the name of the government. Violations of the Civil False Claims Act can result in significant monetary penalties. The federal government is using the Civil False Claims Act, and the threat of significant liability, in its investigations of healthcare providers, suppliers and drug and device manufacturers throughout the country for a wide variety of drug and device marketing and research practices, and has obtained multi-million dollar settlements. The federal government may continue to devote substantial resources toward investigating healthcare providers’, suppliers’ and drug and device manufacturers’ compliance with the Civil False Claims Act and other fraud and abuse laws.
     Other federal, state and local laws of general applicability, such as laws regulating working conditions, also govern us. In addition, we are subject to various federal, state and local environmental protection laws and regulations, including those governing the discharge of material into the environment.
Employees
     As of December 26, 2006, we had three employees. We are currently in the process of hiring approximately 50 additional employees, many of whom formerly worked on the research and development programs we acquired from Valeant. There is no guarantee that we will be able to hire or retain such employees.
Company Information
     Our research facilities are located at 3300 Hyland Avenue, Costa Mesa, California 92626 and our telephone number is (714) 729-5555. We plan to relocate our corporate headquarters to San Diego, California, from our current location at 1009 Oak Hill Rd., Suite 101, Lafayette, California 945549.

DESCRIPTION OF PROPERTY
     We recently entered into a lease for Costa Mesa research facility with Valeant, a copy of which is attached as exhibit 99.3 to this current report. This newly leased property which is located at 3300 Hyland Avenue, Costa Mesa, California 92626, will be used in connection with our research and development activities. The facility occupies approximately 64,000 square feet of laboratory and office space, and the monthly base rent is $90,000. The lease for our research and development facility in Costa Mesa expires in 12 to 24 months.
LEGAL PROCEEDINGS
     Currently, we are not a party to any pending legal proceedings, and are not aware of any proceeding against us contemplated by any governmental authority.
RISK FACTORS
     You should carefully consider the following information about risks and uncertainties that may affect us or our business, together with the other information appearing elsewhere in this current report. If any of the following risks actually occur, our business, financial condition, results of operations and future growth prospects would likely be materially and adversely affected. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment in our securities. An investment in our securities is speculative and involves a high degree of risk. You should not invest in our securities if you cannot bear the economic risk of your investment for an indefinite period of time and cannot afford to lose your entire investment.
Risks Related to Our Business
     We are at an early stage of development, we may never attain product sales and we expect to continue to incur net operating losses.
     We are a development stage company. Our accumulated deficit as of September 30, 2006 was $236.0 million, and we expect to incur substantial operating losses for the foreseeable future. We expect that most of our resources for the foreseeable future will be dedicated to research and development and preclinical and clinical testing of compounds. We expect to use approximately $16.0 to $20.0 million in cash through the end of 2007 to advance the preclinical and clinical development of the product candidates we acquired from Valeant, including to further develop AR806 and AR119. Any compounds we advance through preclinical and clinical development will require extensive and costly development, preclinical testing and clinical trials prior to seeking regulatory approval for commercial sales. Our most advanced product candidates, AR806 and AR119, and any other compounds we advance into further development, may never be approved for commercial sales. The time required to attain product sales and profitability is lengthy and highly uncertain and we cannot assure you that we will be able to achieve or maintain product sales.
We are not currently profitable and may never become profitable.
     To date we have generated limited revenues and we do not anticipate generating significant revenues for at least several years, if ever. We expect to increase our operating expenses over at least the next several years as we plan to advance the product candidates we acquired from Valeant, including AR806 and AR119, into further preclinical testing and clinical trials, expand our research and development activities and acquire or license new technologies and product candidates. As a result, we expect to continue to incur significant and increasing operating losses for the foreseeable future. Because of the numerous risks and uncertainties associated with our research and product development efforts, we are unable to predict the extent of any future losses or when we will become profitable, if ever. Even if we do achieve profitability, we may not be able to sustain or increase profitability on an ongoing basis.
     Because the results of preclinical studies are not necessarily predictive of future results, we can provide no assurances that, even if our product candidates are successful in preclinical studies, such product candidates will have favorable results in clinical trials or receive regulatory approval.
     Positive results from preclinical studies should not be relied upon as evidence that clinical trials will succeed. Even if our product candidates achieve positive results in clinical studies, we will be required to demonstrate through clinical trials that these product candidates are safe and effective for use in a diverse population before we can seek regulatory approvals for their commercial sale. There is typically an extremely high rate of attrition from the failure of drug candidates proceeding through clinical trials. If any product candidate fails to demonstrate sufficient safety and efficacy in any clinical trial we would experience potentially significant delays in, or be required to abandon, development of that product candidate. If we delay or abandon our development efforts of any of our product candidates, we may not be able to generate sufficient revenues to become profitable, and our reputation in the industry and in the investment community would likely be significantly damaged, each of which would cause our stock price to decrease significantly.
     Delays in the commencement of clinical testing of our current and potential product candidates could result in increased costs to us and delay our ability to generate revenues.
     Our product candidates will require preclinical testing and extensive clinical trials prior to submission of any regulatory application for commercial sales. Delays in the commencement of clinical testing of our product candidates could significantly increase our product development costs and delay product commercialization. In addition, many of the factors that may cause, or lead to, a delay in the commencement of clinical trials may also ultimately lead to denial of regulatory approval of a product candidate.
     The commencement of clinical trials can be delayed for a variety of reasons, including delays in:
•	demonstrating sufficient safety and efficacy to obtain regulatory approval to commence a clinical trial;

•	reaching agreement on acceptable terms with prospective contract research organizations and trial sites;

•	manufacturing sufficient quantities of a product candidate;

•	obtaining approval of an IND from the FDA or similar foreign approval; and

•	obtaining institutional review board approval to conduct a clinical trial at a prospective site.
     In addition, the commencement of clinical trials may be delayed due to insufficient patient enrollment, which is a function of many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites, the availability of effective treatments for the relevant disease, and the eligibility criteria for the clinical trial.
     Delays in the completion of, or the termination of, clinical testing of our current and potential product candidates could result in increased costs to us and delay or prevent us from generating revenues.
     Once a clinical trial for any current or potential product candidate has begun, it may be delayed, suspended or terminated by us or the FDA, or other regulatory authorities due to a number of factors, including:
•	ongoing discussions with the FDA or other regulatory authorities regarding the scope or design of our clinical trials;

•	failure to conduct clinical trials in accordance with regulatory requirements;

•	lower than anticipated retention rate of patients in clinical trials;

•	inspection of the clinical trial operations or trial sites by the FDA or other regulatory authorities resulting in the imposition of a clinical hold;

•	lack of adequate funding to continue clinical trials;

•	negative results of clinical trials;

•	insufficient supply or deficient quality of drug candidates or other materials necessary for the conduct of our clinical trials; or

•	serious adverse events or other undesirable drug-related side effects experienced by participants.
     Many of these factors that may lead to a delay, suspension or termination of clinical testing of a current or potential product candidate may also ultimately lead to denial of regulatory approval of a current or potential product candidate. If we experience delays in the completion of, or termination of, clinical testing, our financial results and the commercial prospects for our product candidates will be harmed, and our ability to generate product revenues will be delayed.
     If our efforts to obtain rights to new products or product candidates from third parties do not yield product candidates for clinical development or are not otherwise successful, we may not generate product revenues or achieve profitability.
     Our long term ability to earn product revenue depends on our ability to successfully advance our product candidates that we acquired from Valeant through clinical development and regulatory approval, and to identify and obtain new products or product candidates through licenses from third parties. If the development programs we acquired from Valeant are not successful, we will need to obtain rights to new products or product candidates from third parties. We may be unable to obtain suitable product candidates or products from third parties for a number of reasons, including:
•	we may be unable to purchase or license products or product candidates on terms that would allow us to make an appropriate return from resulting products;

•	competitors may be unwilling to assign or license product or product candidate rights to us (in particular, if we are not able to successfully advance the further development of the product candidates we acquired from Valeant); or

•	we may be unable to identify suitable products or product candidates within, or complementary to, our areas of interest relating to the treatment of HIV, cancer and inflammatory diseases.
     If we are unable to obtain rights to new products or product candidates from third parties, our ability to generate product revenues and achieve profitability may suffer.
     Even if we successfully initiate and complete clinical trials for any product candidate, there are no assurances that we will be able to submit, or obtain FDA approval of, a new drug application.
     There can be no assurance that if our clinical trials of any potential product candidate are successfully initiated and completed, we will be able to submit a new drug application, or NDA, to the FDA or that any NDA we submit will be approved by the FDA in a timely manner, if at all. If we are unable to submit an NDA with respect to any future product candidate, or if any NDA we submit is not approved by the FDA, we will be unable to commercialize that product. The FDA can and does reject NDAs and requires additional clinical trials, even when drug candidates performed well or achieved favorable results in clinical trials. If we fail to commercialize any future product candidate in clinical trials, we may be unable to generate sufficient revenues to attain profitability and our reputation in the industry and in the investment community would likely be damaged, each of which would cause our stock price to decrease.
     If we successfully develop products but those products do not achieve and maintain market acceptance, our business will not be profitable.
     Even if any of our product candidates are approved for commercial sale by the FDA or other regulatory authorities, the degree of market acceptance of any approved product candidate by physicians, healthcare professionals and third-party payors and our profitability and growth will depend on a number of factors, including:

•	our ability to provide acceptable evidence of safety and efficacy;

•	relative convenience and ease of administration;

•	the prevalence and severity of any adverse side effects;

•	availability of alternative treatments;

•	pricing and cost effectiveness; and

•	our ability to obtain sufficient third-party insurance coverage or reimbursement.
     In addition, even if our products achieve market acceptance, we may not be able to maintain that market acceptance over time if:
•	new products or technologies are introduced that are more favorably received than our products, are more cost effective or render our products obsolete; or

•	complications arise with respect to use of our products.
     We will need substantial additional funding and may be unable to raise capital when needed, which would force us to delay, reduce or eliminate our research and development programs or commercialization efforts.
     We believe that our existing cash and cash equivalents will be adequate to fund our anticipated levels of operations through 2008. However, our business and operations may change in a manner that would consume available resources at a greater rate than anticipated. In particular, because most of our resources for the foreseeable future will be used to advance the product candidates acquired from Valeant that we only recently acquired, we may not be able to accurately anticipate our future research and development funding needs. We will need to raise substantial additional capital at least within the next two years to, among other things:
•	fund our research, discovery and development programs;

•	advance our product candidates into and through clinical trials and the regulatory review and approval process;

•	establish and maintain manufacturing, sales and marketing operations;

•	commercialize our product candidates, if any, that receive regulatory approval; and

•	acquire rights to products or product candidates, technologies or businesses.
     Our future funding requirements will depend on, and could increase significantly as a result of, many factors, including:
•	the rate of progress and cost of our research and development activities;

•	the scope, prioritization and number of preclinical studies and clinical trials we pursue;

•	the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;

•	the costs and timing of regulatory approval;

•	the costs of establishing or contracting for manufacturing, sales and marketing capabilities;

•	the effects of competing technological and market developments;

•	the terms and timing of any collaborative, licensing and other arrangements that we may establish; and

•	the extent to which we acquire or license new technologies, products or product candidates.
     We do not anticipate that we will generate significant continuing revenues for at least several years, if ever. Until we can generate significant continuing revenues, we expect to satisfy our future cash needs through public or private equity offerings, debt financings and corporate collaboration and licensing arrangements, as well as through interest income earned on cash balances. We cannot be certain that additional funding will be available to us on acceptable terms, or at all. If funds are not available, we may be required to delay, reduce the scope of or eliminate one or more of our research or development programs or our commercialization efforts.
     Raising additional funds by issuing securities or through collaboration and licensing arrangements may cause dilution to existing stockholders, restrict our operations or require us to relinquish proprietary rights.
     We may raise additional funds through public or private equity offerings, debt financings or corporate collaborations and licensing arrangements. We cannot be certain that additional funding will be available on acceptable terms, or at all. To the extent that we raise additional capital by issuing equity securities, our stockholders’ ownership will be diluted. Any debt financing we enter into may involve covenants that restrict our operations. These restrictive covenants may include limitations on borrowing, specific restrictions on the use of our assets as well as prohibitions on our ability to create liens, pay dividends, redeem capital stocks or make investments. In addition, if we raise additional funds through collaboration and licensing arrangements, it may be necessary to relinquish potentially valuable rights to our potential products or proprietary technologies, or grant licenses on terms that are not favorable to us. For example, we might be forced to relinquish all or a portion of our sales and marketing rights with respect to potential products or license intellectual property that enables licensees to develop competing products.
     We face risks associated with our former clinical trials.
     From the fourth quarter of 2002 through June 2004, we conducted clinical trials focused on developing a former product candidate, iseganan, for the prevention of ventilator-associated pneumonia. In June 2004, we discontinued our clinical trial of iseganan following a recommendation of an independent data monitoring committee. We could become subject to liability in the event that the prior use, or misuse, of iseganan during such clinical trials ultimately results in personal injury or death to any participants in such trials. In such event our clinical liability insurance coverage may not be sufficient to cover claims that may be made against us. Any claims against us resulting from our former clinical trials, regardless of their merit, could severely harm our financial condition and strain our management and other resources.
     If we fail to establish collaborations, we may not generate sufficient revenue to attain profitability.
     Our near and long-term viability may depend in part on our ability to successfully establish strategic collaborations with pharmaceutical and biotechnology companies. Since we do not currently possess the resources necessary to independently develop and commercialize potential products in all territories, we may need to enter into collaborative agreements to assist in the development and commercialization of some of our potential products. We may also acquire or in-license additional product candidates or research and development programs. Establishing strategic collaborations is difficult and time-consuming. Potential collaborators may reject collaborations based upon their assessment of our financial, regulatory or intellectual property position. If we fail to establish a sufficient number of collaborations on acceptable terms, we may not generate sufficient revenue to attain profitability. Even if we successfully establish collaborations, these relationships may never result in the successful development or commercialization of any product candidates or the generation of sales or royalty revenue.

     We do not have internal manufacturing capabilities, and if we fail to develop and maintain supply relationships with collaborators or other outside manufacturers, we may be unable to develop or commercialize any products.
     Our ability to develop and commercialize any products we may develop will depend in part on our ability to manufacture, or arrange for collaborators or other parties to manufacture, our products at a competitive cost, in accordance with regulatory requirements and in sufficient quantities for clinical testing and eventual commercialization. We currently do not have any significant manufacturing arrangements or agreements, as our current product candidates will not require commercial-scale manufacturing for at least several years, if ever. Our inability to enter into or maintain manufacturing agreements with collaborators or capable contract manufacturers on acceptable terms could delay or prevent the development and commercialization of our products, which would adversely affect our ability to generate revenues and would increase our expenses.
     If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to sell and market any products we may develop, we may be able to generate product revenue.
     We do not currently have a sales organization for the sales, marketing and distribution of pharmaceutical products. In order to commercialize any products, we must build our sales, marketing, distribution, managerial and other non-technical capabilities or make arrangements with third parties to perform these services. We have not definitively determined whether we will attempt to establish internal sales and marketing capabilities or enter into agreements with third parties to sell and market any products we may develop. The establishment and development of our own sales force to market any products we may develop will be expensive and time consuming and could delay any product launch, and we cannot be certain that we would be able to successfully develop this capacity. If we are unable to establish our sales and marketing capability or any other non-technical capabilities necessary to commercialize any product we may develop, we will need to contract with third parties to market and sell any products we may develop. If we are unable to establish adequate sales, marketing and distribution capabilities, whether independently or with third parties, we may not be able to generate product revenue and may not become profitable.
     We will need to increase the size of our organization, and we may encounter difficulties managing our growth, which could adversely affect our results of operations.
     We will need to expand and effectively manage our managerial, operational, financial and other resources in order to successfully pursue our research, development and commercialization efforts and secure collaborations to market and distribute our products. If we continue to grow, it is possible that our management, accounting and scientific personnel, systems and facilities currently in place may not be adequate to support this future growth. To manage any growth, we will be required to continue to improve our operational, financial and management controls, reporting systems and procedures and to attract and retain sufficient numbers of talented employees. We may be unable to successfully manage the expansion of our operations or operate on a larger scale and, accordingly, may not achieve our research, development and commercialization goals.
     If we are unable to attract and retain key management and scientific staff, we may be unable to successfully develop or commercialize our product candidates.
     We are a small company, and our success depends on our continued ability to attract, retain and motivate highly qualified management and scientific personnel. In particular, our research and drug discovery programs depend on our ability to attract and retain highly skilled chemists, biologists, and preclinical personnel, especially in the fields of HIV, cancer and inflammatory diseases. We currently anticipate hiring approximately 50 additional employees, many of whom formerly worked on the research and development programs we acquired from Valeant. There is no guarantee that any or all of these employees will commence or continue employment with us. If we are unable to hire or retain these employees, we may not be able to advance our research and development programs at the pace we anticipate, or at all, and we may not be able to perform our obligations under the Services Agreement with Valeant. We may not be able to attract or retain qualified management and scientific personnel in the future due to the intense competition for qualified personnel among biotechnology and pharmaceutical businesses, particularly in the San Diego and Costa Mesa, California areas. If we are not able to attract and retain the necessary personnel to accomplish our business objectives, we may experience constraints that will impede significantly the achievement of our research and development objectives. In addition, all of our employees are “at will” employees, which means that any employee may quit at any time and we may terminate any employee at any time. Currently we do not have employment agreements with any employees or members of senior management that provide us any guarantee of their continued employment. If we lose members of our senior management team, we may not be able to find suitable replacements and our business may be harmed as a result.
     Our quarterly results and stock price may fluctuate significantly.
     We expect our results of operations and future stock price to be subject to quarterly fluctuations. The level of our revenues, if any, our results of operations and our stock price at any given time will be based primarily on the following factors:
•	whether or not we achieve specified research or commercialization milestones under any agreement that we enter into with collaborators and the timely payment by potential commercial collaborators of any amounts payable to us or by us to Valeant or any other party, including the milestone payments that we may make to Valeant;

•	our addition or termination of research programs or funding support;

•	the status of development of our product candidates, including results of preclinical studies and any future clinical trials;

•	variations in the level of expenses related to our product candidates or potential product candidates during any given period;

•	our execution of collaborative, licensing or other arrangements, and the timing and accounting treatment of payments we make or receive under these arrangements;

•	our recommendation of additional compounds for preclinical development; and

•	fluctuations in the stock prices of other companies in the biotechnology and pharmaceuticals industries and in the financial markets generally.
     These factors, some of which are not within our control, may cause the price of our stock to fluctuate substantially. In particular, if our quarterly operating results fail to meet or exceed the expectations of securities analysts or investors, our stock price could drop suddenly and significantly. We believe that quarterly comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of our future performance.
     If we engage in any acquisition, we will incur a variety of costs, and we may never realize the anticipated benefits of the acquisition.
     We recently completed the acquisition of our pharmaceutical research and development programs including our product candidates from Valeant and there is no guarantee that we will be able to successfully develop the acquired product candidates. We may attempt to acquire businesses, technologies, services or other products or in-license technologies that we believe are a strategic fit with the development programs we acquired from Valeant, at the appropriate time and as resources permit. In any acquisition, the process of integrating the acquired business, technology, service or product may result in unforeseen operating difficulties and expenditures and may divert significant management attention from our ongoing business operations. These operational and financial risks include:
•	exposure to unknown liabilities;

•	disruption of our business and diversion of our management’s time and attention to acquiring and developing acquired products or technologies;

•	incurrence of substantial debt or dilutive issuances of securities to pay for acquisitions;

•	higher than expected acquisition and integration costs;

•	increased amortization expenses;

•	negative effect on our earnings (or loss) per share;

•	difficulty and cost in combining and integrating the operations and personnel of any acquired businesses with our operations and personnel;

•	impairment of relationships with key suppliers, contractors or customers of any acquired businesses due to changes in management and ownership; and

•	inability to retain key employees of any acquired businesses.
     We may fail to realize the anticipated benefits of any acquisition or devote resources to potential acquisitions that are never completed. If we fail to successfully identify strategic opportunities, complete strategic transactions or integrate acquired businesses, technologies, services or products, we may not be able to successfully expand our product candidate portfolio to provide adequate revenue to attain and maintain profitability.
     Earthquake damage to our facilities could delay our research and development efforts and adversely affect our business.
     Our research and development facility in Costa Mesa, California, is located in a seismic zone, and there is the possibility of an earthquake, which could be disruptive to our operations and result in delays in our research and development efforts. In the event of an earthquake, if our facilities or the equipment in our facilities are significantly damaged or destroyed for any reason, we may not be able to rebuild or relocate our facility or replace any damaged equipment in a timely manner and our business, financial condition and results of operations could be materially and adversely affected.
     Valeant’s exercise of its option to repurchase commercialization rights in territories outside the United States and Canada could limit the market for our products and adversely affect our business.
     Under the Purchase Agreement that we entered into with Valeant on December 21, 2006, Valeant retains a one-time option to repurchase commercialization rights in territories outside the U.S. and Canada for our first NNRTI derived from the acquired intellectual property to advance to Phase 3 clinical trials. If Valeant exercises this option, which it can do following the completion of Phase 2b clinical trials but prior to the initiation of Phase 3 clinical trials, Valeant would pay us a $10.0 million option fee, up to $21.0 million in milestone payments based on regulatory approvals, and a mid-single-digit royalty on product sales in the Valeant territories. However, Valeant would then own all commercialization rights in those territories, which may adversely impact the amount of aggregate revenue we may be able to generate from sales of our products and may negatively impact our potential for long term growth.
     Failure to comply with our minimum commitments under the Purchase Agreement with Valeant could expose us to potential liability or otherwise adversely affect our business.
     We agreed to use reasonable efforts to develop the product candidates in the pharmaceutical research and development programs we acquired from Valeant, with the objective of obtaining marketing approval for the lead product candidates from the 800 Series Program and the 100 Series Program in the United States, the United Kingdom, France, Spain, Italy and Germany. Our efforts will be designed to consistently advance the program with the goal of achieving the first milestone event within 24 months of the closing of the transaction with Valeant. If we fail to make sufficient effort to develop the product candidates we may be subject to a potential lawsuit or lawsuits from Valeant. If such a lawsuit were filed, our reputation within the pharmaceutical research and development community may be negatively impacted and our business may suffer.
Risks Related to Our Industry
     Because our product candidates and development and collaboration efforts depend on our intellectual property rights, adverse events affecting our intellectual property rights will harm our ability to commercialize products.
     Our commercial success depends on obtaining and maintaining patent protection and trade secret protection of our product candidates and their uses, as well as successfully defending these patents against third-party challenges. We will only be able to protect our product candidates and their uses from unauthorized use by third parties to the extent that valid and enforceable patents or effectively-protected trade secrets cover them.
     Due to evolving legal standards relating to the patentability, validity and enforceability of patents covering pharmaceutical inventions and the scope of claims made under these patents, our ability to obtain and enforce patents is uncertain and involves complex legal and factual questions. Accordingly, rights under any issued patents may not provide us with sufficient protection for our drug candidates or provide sufficient protection to afford us a commercial advantage against competitive products or processes. In addition, we cannot guarantee that any patents will issue from any pending or future patent applications owned by or licensed to us. Even with respect to patents that have issued or will issue, we cannot guarantee that the claims of these patents are, or will be valid, enforceable or will provide us with any significant protection against competitive products or otherwise be commercially valuable to us. For example:
•	we might not have been the first to make, conceive, or reduce to practice the inventions covered by all or any of our pending patent applications;

•	we might not have been the first to file patent applications for these inventions;

•	others may independently develop similar or alternative technologies or duplicate any of our technologies;

•	it is possible that none of our pending patent applications will result in issued patents;

•	our issued or acquired patents may not provide a basis for commercially viable products, may not provide us with any competitive advantages, or may be challenged by third parties;

•	our issued patents may not be valid or enforceable; or

•	the patents of others may have an adverse effect on our business.
     Patent applications in the U.S. are maintained in confidence for at least 18 months after their filing. Consequently, we cannot be certain that the patent applications we acquired from Valeant will lead to the issuance of any patent or be free from infringement or other claims from third parties. In the event that a third party has also filed a U.S. patent application relating to the product candidates we acquired from Valeant or a similar invention, we may have to participate in interference proceedings declared by the U.S. Patent Office to determine priority of invention in the United States. The costs of these proceedings could be substantial and it is possible that our efforts would be unsuccessful, resulting in a material adverse effect on our U.S. patent position. Furthermore, we may not have identified all U.S. and foreign patents or published applications that affect our business either by blocking our ability to commercialize our drugs or by covering similar technologies that affect our drug market.
     In addition, some countries, including many in Europe, do not grant patent claims directed to methods of treating humans, and in these countries patent protection may not be available at all to protect our drug candidates. Even if patents issue, we cannot guarantee that the claims of those patents will be valid and enforceable or provide us with any significant protection against competitive products, or otherwise be commercially valuable to us.

     Other companies may obtain patents and/or regulatory approvals to use the same drugs to treat diseases other than HIV, cancer and inflammatory diseases. As a result, we may not be able to enforce our patents effectively because we may not be able to prevent healthcare providers from prescribing, administering or using another company’s product that contains the same active substance as our products when treating patients infected with HIV, cancer or inflammatory diseases.
     If we fail to obtain and maintain patent protection and trade secret protection of our product candidates and their uses, the competition we face would increase, reducing our potential revenues and adversely affecting our ability to attain or maintain profitability.
     If we are sued for infringing intellectual property rights of others, it will be costly and time consuming, and an unfavorable outcome in that litigation would have a material adverse effect on our business. Our commercial success depends upon our ability to develop, manufacture, market and sell our product candidates without infringing the proprietary rights of third parties. We may be exposed to future litigation by third parties based on claims that our product candidates or activities infringe the intellectual property rights of others. Numerous U.S. and foreign issued patents and pending patent applications owned by others exist in HIV, cancer, inflammatory diseases and the other fields in which we are developing products. We cannot assure you that third parties holding any of these patents or patent applications will not assert infringement claims against us for damages or seeking to enjoin our activities. We also cannot assure you that, in the event of litigation, we will be able to successfully assert any belief we may have as to non-infringement, invalidity or immateriality, or that any infringement claims will be resolved in our favor.
     There is a substantial amount of litigation involving patent and other intellectual property rights in the biotechnology and biopharmaceutical industries generally. Any litigation or claims against us, with or without merit, may cause us to incur substantial costs, could place a significant strain on our financial resources, divert the attention of management from our core business and harm our reputation. In addition, intellectual property litigation or claims could result in substantial damages and force us to do one or more of the following if a court decides that we infringe on another party’s patent or other intellectual property rights:
•	cease selling, incorporating or using any of our product candidates that incorporate the challenged intellectual property;

•	obtain a license from the holder of the infringed intellectual property right, which license may be costly or may not be available on reasonable terms, if at all; or

•	redesign our processes so that they do not infringe, which could be costly and time-consuming and may not be possible.
     If we find during clinical evaluation that our drug candidates for the treatment of HIV, cancer or inflammatory diseases should be used in combination with a product covered by a patent held by another company or institution, and that a labeling instruction is required in product packaging recommending that combination, we could be accused of, or held liable for, infringement of the third-party patents covering the product recommended for co-administration with our product. In that case, we may be required to obtain a license from the other company or institution to use the required or desired package labeling, which may not be available on reasonable terms, or at all.
     If we fail to obtain any required licenses or make any necessary changes to our technologies, we may be unable to develop or commercialize some or all of our product candidates.
     Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information and may not adequately protect our intellectual property.
     We also rely on trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. In order to protect our proprietary technology and processes, we also rely in part on confidentiality and intellectual property assignment agreements with our employees, consultants and other advisors. These agreements may not effectively prevent disclosure of confidential information or result in the effective assignment to us of intellectual property, and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information or other breaches of the agreements. In addition, others may independently discover our trade secrets and proprietary information, and in such case we could not assert any trade secret rights against such party. Enforcing a claim that a party illegally obtained and is using our trade secrets is difficult, expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets. Costly and time-consuming litigation could be necessary to seek to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.
     Many competitors have significantly more resources and experience, which may harm our commercial opportunity.
     The biotechnology and pharmaceutical industries are subject to intense competition and rapid and significant technological change. We have many potential competitors, including major drug and chemical companies, specialized biotechnology firms, academic institutions, government agencies and private and public research institutions. Many of our competitors have significantly greater financial resources, experience and expertise in:
•	research and development;

•	preclinical testing;

•	clinical trials;

•	regulatory approvals;

•	manufacturing; and

•	sales and marketing of approved products.
     Smaller or early-stage companies and research institutions may also prove to be significant competitors, particularly through collaborative arrangements with large and established pharmaceutical or other companies. We will also face competition from these parties in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, and acquiring and in-licensing technologies and products complementary to our programs or potentially advantageous to our business. If any of our competitors succeed in obtaining approval from the FDA or other regulatory authorities for their products sooner than we do or for products that are more effective or less costly than ours, our commercial opportunity could be significantly reduced.
     If our competitors develop treatments for HIV, cancer or inflammatory diseases that are approved faster, marketed better or demonstrated to be more effective than any products that we may develop, our commercial opportunity will be reduced or eliminated.
     We believe that a significant number of drugs are currently under development and may become available in the future for the treatment of HIV, cancer and inflammatory diseases. Potential competitors may develop treatments for HIV, cancer or inflammatory diseases or other technologies and products that are more effective or less costly than our product candidates or that would make our technology and product candidates obsolete or non-competitive. Some of these products may use therapeutic approaches that compete directly with our most advanced product candidates.
     If we cannot establish pricing of our product candidates acceptable to the government, insurance companies, managed care organizations and other payors, or arrange for favorable reimbursement policies, any product sales will be severely hindered.
     The continuing efforts of the government, insurance companies, managed care organizations and other payors of health care costs to contain or reduce costs of health care may adversely affect our ability to set a price we believe is fair for any products we may develop and our ability to generate adequate revenues and gross margins. Our ability to commercialize any product candidates successfully will depend in part on the extent to which governmental authorities, private health insurers and other organizations establish appropriate reimbursement levels for the cost of any products and related treatments.
     In certain foreign markets, the pricing of prescription pharmaceuticals is subject to government control. In the United States, given recent federal and state government initiatives directed at lowering the total cost of health care, the U.S. Congress and state legislatures will likely continue to focus on health care reform, the cost of prescription pharmaceuticals and on the reform of the Medicare and Medicaid systems. The trend toward managed health care in the United States, which could significantly influence the purchase of health care services and products, as well as legislative proposals to reform health care, control pharmaceutical prices or reduce government insurance programs, may result in lower prices for our product candidates. While we cannot predict whether any legislative or regulatory proposals affecting our business will be adopted, the announcement or adoption of these proposals could have a material and adverse effect on our potential revenues and gross margins.
     Product liability claims may damage our reputation and, if insurance proves inadequate, the product liability claims may harm our results of operations.
     We will face an inherent risk of product liability exposure if we begin testing our product candidates in human clinical trials, and we will face an even greater risk if we sell our product candidates commercially. If we cannot successfully defend ourselves against product liability claims, we will incur substantial liabilities, our reputation may be harmed and we may be unable to commercialize our product candidates.
     Any claims relating to our improper handling, storage or disposal of biological, hazardous and radioactive materials could be time-consuming and costly.
     Our research and development involves the controlled use of hazardous materials, including chemicals that cause cancer, volatile solvents, radioactive materials and biological materials that have the potential to transmit disease. Our operations also produce hazardous waste products. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of these materials and waste products. If we fail to comply with these laws and regulations or with the conditions attached to our operating licenses, the licenses could be revoked, and we could be subjected to criminal sanctions and substantial liability or required to suspend or modify our operations. Although we believe that our safety procedures for handling and disposing of these materials comply with legally prescribed standards, we cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of contamination or injury, we could be held liable for damages or penalized with fines in an amount exceeding our resources. In addition, we may have to incur significant costs to comply with future environmental laws and regulations. We do not currently have a pollution and remediation insurance policy.
     Our business and operations would suffer in the event of system failures.
     Despite the implementation of security measures, our internal computer systems are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. Any system failure, accident or security breach that causes interruptions in our operations could result in a material disruption of our drug discovery programs. To the extent that any disruption or security breach results in a loss or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we may incur liability as a result, our drug discovery programs may be adversely affected and the further development of our product candidates may be delayed. In addition, we may incur additional costs to remedy the damages caused by these disruptions or security breaches.
Risks Related to Our Common Stock
     The delisting of our common stock in October 2005 may be adversely affecting the price and liquidity of our common stock.
     On October 14, 2005, our common stock was delisted from The NASDAQ Global Market (formerly known as the NASDAQ National Market). The delisting decision was made by the NASDAQ Listings Qualifications Panel, following our appeal of a prior determination by the staff of the NASDAQ Stock Market that we were a “public shell,” raising public interest concerns pursuant to Marketplace Rule 4300. Our quotation for our common stock currently appears in the “pink sheets” under the trading symbol “IBPI”. The delisting of our common stock may be adversely affecting and may continue to adversely affect the price and liquidity of our common stock. We cannot assure you that we will be able to meet the listing standards of any stock exchange, or that we will be able to maintain any such listing. Until our common stock is listed on an exchange, we expect that it would be continue to be eligible to be quoted in the “pink sheets.” In this venue, however, an investor may find it difficult to obtain accurate quotations as to the market value of our common stock. In addition, if we failed to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our common stock, which may further affect its liquidity. This would also make it more difficult for us to raise additional capital.
     Directors, executive officers principal stockholders and affiliated entities beneficially own or control at least 52% of our outstanding voting common and preferred stock and may be able to exert control over our activities, and the results of our operations and financial condition may suffer.
     As of December 26, 2006, our directors, executive officers principal stockholders and affiliated entities beneficially owned or controlled securities representing, in the aggregate, at least 52% of our common equivalent shares, including approximately 3.0 million shares underlying outstanding convertible preferred stock and options or warrants exercisable within 60 days of December 26, 2006. These stockholders, if they determine to vote in the same manner, may be able to control the outcome of any matter requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions or terms of any liquidation.
     Future sales of our common stock may cause our stock price to decline.
     Our current stockholders hold a substantial number of shares of our common stock that they will be able to sell in the public market in the near future. Significant portions of these shares are held by a small number of stockholders. Sales by our current stockholders of a substantial number of shares, or the expectation that such sale may occur, could significantly reduce the market price of our common stock.
     The holders of our Series A preferred stock have a liquidation preference and other rights that are adverse to the interests of our common stockholders and could be detrimental to our business.
     The holders of our Series A preferred stock have rights to designate two members of our Board of Directors. In addition, upon our liquidation or dissolution (including by way of a merger or acquisition), the holders of our Series A preferred stock are entitled to receive a liquidation preference in an amount equal to the greater of (i) $10,000 per share of Series A preferred stock plus any declared but unpaid dividends thereon or (ii) the amount that would have been paid had each such share of Series A preferred stock been converted to common stock immediately prior to such liquidation or dissolution, which as of December 26, 2006, was $3.0 million. The holders of Series A preferred stock also have a right of first refusal to purchase their pro rata portion of any equity securities we propose to offer to any person. Such right of first refusal is subject to certain customary exclusions, including shares issued pursuant to any options or other stock awards granted to our employees, directors or consultants, equipment leasing arrangements, debt financings, strategic financings and public offerings that have been approved by our Board of Directors. The holders of Series A preferred stock are also entitled to receive cumulative dividends at the rate of 8% per annum of the original per share price of the Series A preferred stock, prior to and in preference to any declaration or payment of a dividend to the holders of common stock. The dividends on the currently outstanding 300 shares of Series A preferred stock are cumulating at a total of $240,000 per year and are payable at our election in common stock. Additionally, each share of Series A preferred stock automatically converts into shares of common stock on the tenth day after the day that the closing sale price of our common stock on the NASDAQ Global Market (formerly the NASDAQ National Market) has reached at least $8.28 and has remained at such level for 20 consecutive trading days. If any of the rights and preferences listed above become available to the holders of Series A preferred stock, our common stockholders will be adversely affected.

     The holders of our Series A preferred stock also have the right at any time to request that we register for resale the shares of our common stock that they acquire upon conversion of their Series A preferred stock or upon exercise of their warrants to purchase our common stock, subject to certain limitations. A registration statement has been filed with the Securities and Exchange Commission and is currently effective for the resale of the shares of common stock issuable upon conversion of our Series A preferred stock and upon the exercise of their warrants to purchase our common stock. In addition, the holders of our Series A preferred stock may convert their Series A preferred stock into common stock and sell the shares of the common stock acquired upon such conversion in the public market in reliance upon Rule 144, subject in certain cases to volume and other limitations. Future sales in the public market of such common stock, or the perception that such sales might occur, could adversely affect the market price of our common stock.
     For so long as at least 100 shares of Series A preferred stock remain outstanding, we are required to get the consent of at least a majority of the then outstanding Series A preferred stock for any action that amends our certificate of Incorporation (including the filing of a certificate of designation) so as to adversely affect the rights, preferences or privileges of the Series A preferred stock and any authorization or designation of a new class or series of stock which ranks senior to the Series A preferred stock in right of liquidation preference, voting or dividends. The Series A preferred stockholders’ right to block the issuance of additional shares of senior preferred stock could impact our ability to raise necessary capital and adversely affect our business.
     Anti-takeover provisions in our charter documents and under Delaware law may make it more difficult to acquire us.
     Provisions in our certificate of incorporation and bylaws could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions:
•	provide for a classified Board of Directors of which approximately one-third of the directors will be elected each year;

•	allow the authorized number of directors to be changed only by resolution of our Board of Directors;

•	require that stockholder actions must be effected at a duly called stockholder meeting and prohibit stockholder action by written consent;

•	establish advance notice requirements for nominations to our Board of Directors or for proposals that can be acted on at stockholder meetings;

•	authorize our Board of Directors to issue blank check preferred stock to increase the number of outstanding shares; and

•	limit who may call stockholder meetings.
     In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which may prohibit large stockholders from consummating a merger with, or acquisition of us. These provisions may prevent a merger or acquisition that would be attractive to stockholders and could limit the price that investors would be willing to pay in the future for our common stock.
     We have never paid cash dividends on our capital stock and we do not anticipate paying dividends in the foreseeable future.
     We have paid no cash dividends on any of our classes of capital stock to date, and we currently intend to retain our future earnings, if any, to fund the development and growth of our business. In addition, the terms of any future debt or credit facility may preclude us from paying any dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of potential gain for the foreseeable future.

SELECTED FINANCIAL DATA
     The following selected financial data for the years ended December 31, 2005, 2004, 2003, 2002 and 2001 should be read in conjunction with our financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Items 6, 7 and 8 of our annual report on Form 10-K for the year ended December 31, 2005, filed on February 21, 2006, and incorporated herein by reference. The selected financial data for the nine months ended 2005 and 2006 should be read in conjunction with our unaudited financial statements and “Management’s Discussion and Analysis of financial Condition and Results of Operations” included in Item 1 and Item 2 of our quarterly report on Form 10-Q for the quarter ended September 30, 2006 filed on November 7, 2006, and incorporated herein by reference.

						Nine Months ended
	Year Ended December 31,					September 30, (unaudited)
	2001	2002	2003	2004	2005	2005	2006
	(in thousands, except per share amounts)
Statement of Operations Data:
Operating expenses:
Research and development	$38,034	$23,053	$7,727	$11,519	$255	$255	$7
General and administrative	9,202	8,617	5,782	4,819	2,980	2,605	1,677
Restructuring and other charges	21,956	6,118	—	858	648	648	—
Arbitration settlement	—	(3,600	—	—	—	—	—
Impairment of acquired workforce	—	1,365	—	—	—	—	—

Total operating expenses	69,192	35,553	13,509	17,196	3,883	3,508	1,684

Operating loss	(69,192)	(35,553)	(13,509)	(17,196)	(3,883)	(3,508)	(1,684)
Interest income	2,843	703	166	700	1,502	1,043	1,731
Interest expense	(1,110)	(459)	—	—	—	—	—
Other income/(expense), net	93	856	31	(204)	(1)	1	2
Change in fair value on revaluation of warrants	—	—	—	—	(789)	—	—

Net loss	(67,366)	(34,453)	(13,312)	(16,700)	(3,171)	(2,464)	(49)
Non-cash deemed dividend related to beneficial conversion feature of Series A preferred stock	—	—	(1,436)	—	—	—	—
Non-cash dividends on Series A preferred stock	—	—	(182)	(260)	(240)	(180)	(180)

Net loss applicable to common stockholders	$(67,366)	$(34,453)	$(14,930)	$(16,960)	$(3,411)	$(2,644)	$(131)

Basic and diluted net loss per share applicable to common stockholders	$(27.47)	$(11.25)	$(4.01)	$(2.24)	$(0.37)	$(0.29)	$(0.01)

Shares used to compute basic and diluted net loss per share applicable to common stockholders	2,453	3,064	3,720	7,559	9,134	9,087	9,316

Balance Sheet Data:
Cash, cash equivalents, restricted cash and short-term investments	$35,470	$13,315	$26,644	$50,743	$48,830	$48,830	$49,040
Working capital	29,629	15,191	25,424	50,462	48,820	48,820	49,290
Total assets	42,465	16,226	27,326	51,185	49,171	49,171	49,505
Long term obligations, less current portion	5,000	—	—	—	—	—	—
Accumulated deficit	(165,816)	(200,269)	(215,199)	(232,159)	(235,570)	(235,570)	(235,702)
Total stockholders’ equity	26,212	15,480	25,628	50,508	48,820	48,820	49,290

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
     Reference is made to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Item 2 of our quarterly report on Form 10-Q for the quarter ended September 30, 2006, which is incorporated herein by reference, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Item 7 of our annual report on Form 10-K for the year ended December 31, 2005, which is incorporated herein by reference.
Recent Developments
     On December 21, 2006 we completed the acquisition of intellectual property and other assets from Valeant related to what we believe to be three distinct pharmaceutical research and development programs targeting HIV, cancer and inflammatory diseases. In connection with the acquisition, we entered into an office lease agreement with Valeant that includes monthly lease obligations in excess of $90,000 and a Services Agreement under which we will receive up to $3.5 million in periodic payments and up to $1.0 million in milestone payments. The assets and liabilities acquired in this transaction will be recorded in accordance with FAS 141 (Business Combinations).
     We project that we will have cash, cash equivalents, and short term investments of approximately $48.3 million on December 31, 2006, a reduction of $0.7 million from September 30, 2006. For 2007, we expect to use approximately $16.0 to $20.0 million in net cash resources to fund operations and we expect to end 2007 with approximately $28.0 to $32.0 million in cash, cash equivalents, and short-term investments. We currently expect our current cash resources to fund operations through 2008. These projections exclude any potential impact of any future business development activity.
QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK
     Reference is made to “Item 3. Quantitative and Qualitative Disclosure About Market Risk” contained in our quarterly report on Form 10-Q for the quarter ended September 30, 2006, which is incorporated herein by reference.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table provides information regarding the beneficial ownership of our common stock as of December 26, 2006, (after the consummation of the Purchase Agreement described in Item 2.01) by: (i) each of our directors, (ii) each of our named executive officers, (iii) all of our directors and executive officers as a group and (iv) each person, or group of affiliated persons, known by us to beneficially own more than five percent of our common stock. The table is based upon information supplied by our officers, directors and principal stockholders and a review of Schedules 13D and 13G, if any, filed with the SEC. Unless otherwise indicated in the footnotes to the table and subject to community property laws where applicable, we believe that each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned.

	Shares
	Beneficially	Percent
Name and Address of Beneficial Owner	Owned	of Total
Entities affiliated with Baker Biotech Funds(2)	2,719,698	25.8%
667 Madison Avenue, 17th Floor, New York, NY 10021
Kevin Tang(3)	2,474,463	22.9%
Entities affiliated with Tang Capital Partners(4)	2,323,323	21.8%
4401 Eastgate Mall San Diego, CA 92121
Deutsche Bank AG	912,916	9.8%
Taunusanlage 12 D-60325 Frankfurt am Main Federal Republic of Germany

	Shares
	Beneficially	Percent
Name and Address of Beneficial Owner	Owned	of Total
Henry J. Fuchs, M.D.(5)	299,160	3.1%
Steven B. Ketchum, Ph.D.	67,706	*
Jack S. Remington, M.D.	53,084	*
Denis Hickey	14,200	*
Barry Quart, Pharm. D.	—	*
Gregory Schafer	—	*
All executive officers and directors as a group (7 persons)(9)	2,908,613	25.4%
*          Less than one percent of the outstanding common shares.
(1)       Unless otherwise indicated, the principal address of each of the stockholders named in this table is: c/o Ardea Biosciences, Inc., 1009 Oak Hill Road, Suite 201, Lafayette, CA 94549. Applicable percentages are based on 9,362,191 shares outstanding on December 26, 2006. Shares of common stock that (a) may be issued upon the conversion of Series A preferred stock, (b) may be issued upon the exercise of warrants and (c) are subject to options to purchase common stock which are currently exercisable or which will become exercisable within 60 days after December 26, 2006 are not deemed outstanding for purposes of computing the percentage of the person or group holding such convertible stock, warrants or options, but are not deemed outstanding for computing the percentage of any other person or group.
(2)       Includes (i) 12,616 shares of common stock and 63,134 shares of common stock that may be issued upon the conversion of Series A preferred stock and the exercise of warrants held by Baker/Tisch Investments, L.P., a limited partnership of which the sole general partner is Baker/Tisch Capital L.P., a limited partnership of which the sole general partner is Baker/Tisch Capital (GP), LLC; (ii) 48,568 shares of common stock and 42,770 shares of common stock that may be issued upon the conversion of Series A preferred stock and the exercise of warrants held by Baker Bros. Investments, L.P., a limited partnership of which the sole general partner is Baker Bros. Capital L.P., a limited partnership of which the sole general partner is Baker Bros. Capital (GP), LLC; (iii) 54,589 shares of common stock and 50,650 shares of common stock that may be issued upon the conversion of Series A preferred stock and the exercise of warrants held by Baker Bros. Investments II, L.P., a limited partnership of which the sole general partner is Baker Bros. Capital L.P., a limited partnership of which the sole general partner is Baker Bros. Capital (GP), LLC; (iv) 572,734 shares of common stock and 474,521 shares of common stock that may be issued upon the conversion of Series A preferred stock and the exercise of warrants held by held by Baker Biotech Fund I, L.P., a limited partnership of which the sole general partner is Baker Biotech Capital, L.P., a limited partnership of which the sole general partner is Baker Biotech Capital (GP), LLC; (v) 854,210 shares of common stock and 531,580 shares of common stock that may be issued upon the conversion of Series A preferred stock and the exercise of warrants held by Baker Brothers Life Sciences, L.P., a limited partnership of which the sole general partner is Baker Brothers Life Sciences Capital, L.P., a limited partnership of which the sole general partner is Baker Brothers Life Sciences Capital (GP), LLC; (vi) 14,326 shares held by 14159, L.P., a limited partnership of which the sole general partner is 14159 Capital, L.P., a limited partnership of which the sole general partner is 14159 Capital (GP), LLC. Felix Baker and Julian Baker are the controlling members of Baker/Tisch Capital (GP), LLC, Baker Bros. Capital (GP), LLC, Baker Biotech Capital (GP), LLC, Baker Brothers Life Sciences Capital (GP), LLC, and 14159 Capital (GP), LLC.
(3)       Includes 28,953 shares owned by Justin Lee Tang under the Uniform Transfers to Minors Act (“UTMA”), for which Kevin C. Tang serves as trustee, 22,477 shares owned by Julian Tang under the UTMA, for which Kevin C. Tang serves as trustee, 1,319 shares owned by Noa Tang under the UTMA, for which Kevin C. Tang serves as trustee, 10,803 shares owned by the Tang Advisors LLC Profit Sharing Plan, for which Kevin C. Tang serves as trustee and is a participant, 27,442 shares held by the Tang Family Trust, for which Kevin C. Tang serves as trustee, 15,089 shares held by Kevin C. Tang’s Individual Retirement Account, 49,722 shares issuable upon exercise of options held by Kevin C. Tang within 60 days of this Statement, 6,000 shares owned by the Individual Retirement Account for the benefit of Chang L. Kong, 6,000 shares owned by the Individual Retirement Account for the benefit of Chung W. Kong and 2,323,323 shares held or acquirable by Tang Capital Partners, LP.
(4)       Includes 1,020,861 shares held by Tang Capital Partners, L.P. Tang Capital Management, LLC is the general partner of Tang Capital Partners, L.P. and Kevin C. Tang is the Managing Director of Tang Capital Management, LLC. Tang Capital Partners, L.P. also has a right to acquire an additional 1,302,462 shares of common stock upon exercise of warrants and conversion of Series A preferred stock it holds.

(5)       Includes 297,077 shares issuable upon exercise of options that are exercisable or will become exercisable within 60 days of December 26, 2006.
(6)       Includes 52,084 shares issuable upon exercise of options that are exercisable or will become exercisable within 60 days of December 26, 2006.
(7)       Includes 10,000 shares issuable upon exercise of options that are exercisable or will become exercisable within 60 days of December 26, 2006.
(8)       Includes shares issuable upon exercise of options or conversion of preferred stock that are exercisable or convertible or will become exercisable within 60 days of December 26, 2006.
DIRECTORS AND EXECUTIVE OFFICERS
Executive Officers and Directors
     The following table sets forth certain information regarding our directors and executive officers as of December 26, 2006:

Name	Age	Position
Barry D. Quart, Pharm D	49	President and Chief Executive Officer and Director
Zhi Hong, Ph.D.	43	Executive Vice President, Research
Kimberly J. Manhard	47	Senior Vice President of Regulatory Affairs and Operations
Denis Hickey	62	Chief Financial Officer
Henry J. Fuchs, M.D.	49	Director
Jack S. Remington, M.D.	76	Director
Kevin C. Tang	39	Director
     Barry D. Quart, Pharm D. Dr. Quart was elected as a director and appointed as our President and CEO, effective December 21, 2006. Dr. Quart has been President of Napo Pharmaceuticals, Inc. since 2002 where he was instrumental in bringing the company public on the London Stock Exchange in July 2006. Prior to Napo, Dr. Quart was Senior Vice President, Pfizer Global Research and Development and the Director of the Pfizer’s La Jolla Laboratories where he was responsible for approximately 1000 employees and an annual budget of almost US$300 million. Prior to Pfizer’s acquisition of the Warner-Lambert Company, Dr. Quart was President of Research and Development at Agouron Pharmaceuticals, Inc., a division of the Warner-Lambert Company since 1999. Dr. Quart had joined Agouron in 1993 and was instrumental in the development and registration of nelfinavir (Viracept®), which went from the lab bench to NDA approval in 38 months. Dr. Quart spent over ten years at Bristol-Myers Squibb in both Clinical Research and Regulatory Affairs prior to Agoruon and was actively involved in the development and registration of important drugs for the treatment of HIV and Cancer, including paclitaxel (Taxol®), didanosine (Videx®), and stavudine (Zerit®). He has a Pharm. D. from University of California, San Francisco.
     Zhi Hong, Ph.D. Dr. Hong was appointed as our Executive Vice President of Research, effective December 21, 2006. Dr. Hong was previously Vice President of Drug Discovery at Valeant, which he joined in 2000. During his tenure with Valeant, Dr. Hong directed both the virology and cancer/immunology programs and held leadership positions on the viramidine, levovirin and remofovir project teams that led to three US investigational new drug applications (INDs) in three years. Prior to joining Valeant, Dr. Hong was with Schering-Plough Research Institute where he worked as a Section Leader in the Department of Antiviral Therapy. He is an expert in viral replication and a renowned investigator in the mechanism of action of ribavirin. Dr. Hong received a B.S. in Biochemistry from Fudan University at Shanghai, China, and his Ph.D. from the State University of New York at Buffalo. He received his postdoctoral training from the Schering-Plough Research Institute with an emphasis on antifungal/bacterial discovery research. Dr. Hong has authored/co-authored more than 65 research publications in peer-reviewed journals and has been involved in the issuance and/or publishing of more than 25 patents.
     Kimberly J Manhard. Ms. Manhard was appointed as our Senior Vice President of Regulatory Affairs and Operation, effective December 21, 2006. Ms. Manhard has been President of her own consultancy since 2003, specializing in the development of small molecules intended for the treatment of antiviral, oncology, central nervous system (CNS), and gastrointestinal indications, and was responsible for filing five initial US INDs and multiple clinical trial applications in the European Union and Canada. Prior to starting her consultancy, Ms. Manhard was Vice President of Regulatory Affairs for Exelixis, Inc. Previously, she was Head of Regulatory Affairs for Agouron Global Commercial Operations (a Pfizer company) supporting marketed HIV products. She joined Agouron in 1996 as Director of Regulatory Affairs responsible for anticancer and antiviral products, including nelfinavir. Prior to Agouron, she was with Bristol-Myers Squibb for over five years in Regulatory Affairs and was responsible for investigational oncology compounds, including paclitaxel, and infectious disease compounds, including didanosine and stavudine. Ms Manhard began her industry career in Clinical Research with Eli Lilly and Company and G.H. Besselaar Associates (Covance). She earned a B.S. in Zoology and a B.A. in French from the University of Florida.
     Denis Hickey. Mr. Hickey is a founding principal of Hickey & Hill, a firm that specializes in the management of companies in transition. Since 2001, Mr. Hickey has performed advisory and management assignments for several clients of Hickey & Hill., in the marketing services, agriculture, high tech equipment and other industries. From June 2003 through November 2003, Mr. Hickey was acting CFO of Force Protection, Inc., a manufacturer of mine protected vehicles. Mr. Hickey’s prior experience also includes serving as CEO, CFO or Controller for a number of companies, including some that were publicly traded, and he began his career in public accounting with Touche Ross & Co. (now Deloitte & Touche). Mr. Hickey provides his services to us under the agreement with Hickey & Hill. Mr. Hickey replaced Henry J. Fuchs who was our Chief Executive Officer until June 15, 2005, when his employment terminated. In August of 2005 Mr. Hickey replaced Gregory W. Schafer, a consultant, as our Chief Financial Officer. Effective December 21, 2006, Mr. Hickey resigned as Chief Executive Officer.
     Henry J. Fuchs, M.D. Dr. Fuchs has served as one of our directors since November 2001. Since September 2005 Dr. Fuchs has been the Executive Vice President and Chief Medical Officer of Onyx Pharmaceuticals, Inc. He served as our Chief Executive Officer from January 2003 until June 2005. Dr. Fuchs joined us as Vice President, Clinical Affairs in October 1996 and was appointed President and Chief Operating Officer in November 2001. From 1987 to 1996, Dr. Fuchs held various positions at Genentech, Inc., a biotechnology company, where, among other things, he had responsibility for the clinical program that led to the approval for Genentech’s Pulmozyme® . Dr. Fuchs was also responsible for the Phase III development program that led to the approval of Herceptin® to treat metastatic breast cancer. Dr. Fuchs received an M.D. degree from George Washington University and a B.A. degree in biochemical sciences from Harvard University.
     Jack S. Remington, M.D. Dr. Remington has served as one of our directors since October 1996. Dr. Remington currently serves and has served as Professor, Department of Medicine, Division of Infectious Diseases and Geographic Medicine, at the Stanford University School of Medicine and as Chairman of the Department of Immunology and Infectious Diseases at the Research Institute of the Palo Alto Medical Foundation for nearly four decades. In addition, Dr. Remington is a consultant for leading pharmaceutical companies with regard to antibiotic research and development and has served on numerous editorial boards of medical journals. He is a past President of the Infectious Disease Society of America. Dr. Remington is a nationally recognized authority in the field of infectious disease medicine, and received the Gold Medal from the Royal College of Physicians, London, England in 1999 and the 1996 Bristol Award of the Infectious Disease Society of America.
     Kevin C. Tang. Mr. Tang has served as one of our directors since May 2003. Mr. Tang is the Managing Director of Tang Capital Management, LLC, a life sciences-focused investment company he founded in August 2002. From September 1993 to July 2001, Mr. Tang held various positions at Deutsche Banc Alex. Brown, Inc., an investment banking firm, most recently serving as Managing Director and head of the firm’s life sciences research group. Mr. Tang currently serves as a director of Trimeris, Inc. Mr. Tang received a B.S. degree from Duke University.

EXECUTIVE COMPENSATION
     For information related to our director and executive officer compensation, reference is made to “Executive Compensation” contained in Item 11 of our annual report on Form 10-K for the year ended December 31, 2005 filed on February 21, 2006, which is incorporated herein by reference.
Employment Contracts and Termination of Employment and Change-in-Control Arrangements
     On December 21, 2006, our Board of Directors approved an employment agreement with Dr. Barry Quart, our new Chief Executive Officer and member of our Board of Directors. The employment agreement became effective on December 21, 2006 prior to the execution of the Purchase Agreement. Dr. Quart will receive a signing bonus of $250,000 and an initial annual base salary of $350,000. Dr. Quart will be entitled to a target bonus of up to 40% of his base salary, our standard benefits, and reimbursement of reasonable, ordinary and necessary business expenses. He is also entitled to a severance payment equal to one year’s base salary and target bonus in the event he is terminated without cause or resigns for good reason. Dr. Quart’s agreement provides for the grant to Dr. Quart of an option to purchase up to 400,000 shares of our common stock. Consistent with a prior agreement we had with Dr. Quart, the option was granted on December 21, 2006 under a separate stock option agreement under our stock option plan. The option has an exercise price of $3.90, which was the closing sales price of our common stock on the date of grant, the day before the announcement of the transaction with Valeant. 12.5% of the shares underlying the option vest and become exercisable on June 21, 2007, and 12.5% of the shares subject to the stock option vest and become exercisable on December 21, 2007. The remaining shares vest in equal monthly installments over the following three years. The foregoing summary description of the employment agreement is qualified by reference to the full agreement, which has been filed as Exhibit 99.4 to this current report on Form 8-K and is incorporated herein by reference.
     On December 21, 2006, our Board of Directors approved an employment agreement with Dr. Zhi Hong, our new Executive Vice President of Research, effective December 21, 2006. Dr. Hong will receive a signing bonus of $150,000 and an initial annual base salary of $280,000. Dr. Hong will be entitled to an annual target bonus of up to 40% of his base salary, our standard benefits, and reimbursement of reasonable, ordinary and necessary business expenses. He is also entitled to a severance payment equal to one year’s base salary and target bonus in the event he is terminated without cause or resigns for good reason. The agreement provides for the grant to Dr. Hong of an option to purchase of up to 280,000 shares of our common stock. The option was granted on December 21, 2006 under a separate stock option agreement under our stock option plan. The option has an exercise price of $3.90, which was the closing sales price of our common stock on the date of grant, the day before the announcement of the transaction with Valeant. 25% of the shares underlying the option vest and become exercisable on December 21, 2007. The remaining shares vest in equal monthly installments over the following three years. The foregoing summary description of the employment agreement is qualified by reference to the full agreement, which has been filed as Exhibit 99.5 to this current report on Form 8-K and is incorporated herein by reference.
     On December 21, 2006, our Board of Directors approved an employment agreement with Kimberly J. Manhard, our new Senior Vice President of Regulatory Affairs and Operations, effective December 21, 2006. Ms. Manhard will receive a signing bonus of $50,000 and an initial annual base salary of $250,000. Ms. Manhard will be entitled to an annual target bonus of up to 30% of her base salary, our standard benefits, and reimbursement of reasonable, ordinary and necessary business expenses. The agreement provides for the grant to Ms. Manhard of an option to purchase up to 175,000 shares of our common stock. The option was granted on December 21, 2006 under a separate stock option agreement under our stock option plan. The option has an exercise price of $3.90, which was the closing sales price of our common stock on the date of grant, the day before the announcement of the transaction with Valeant. 25% of the shares underlying the option vest and become exercisable on December 21, 2007. The foregoing summary description of the employment agreement is qualified by reference to the full agreement, which has been filed as Exhibit 99.6 to this current report on Form 8-K and is incorporated herein by reference.
     On December 20, 2006, our Board of Directors accepted the resignation of Denis Hickey of Hickey & Hill from his position as our Chief Executive Officer. Mr. Hickey will continue to serve as our Chief Financial Officer. On December 21, 2006, the day before the announcement of the transaction with Valeant, we granted Mr. Hickey an option to purchase up to 10,000 shares of our common stock. The option was granted under a separate stock option agreement under our stock option plan. The option has an exercise price of $3.90, which was the closing sales price of our common stock on the date of grant. The option is fully vested at grant.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, DIRECTOR INDEPENDENCE
     Reference is made to “Certain Relationships and Related Party Transactions” contained in Item 12 of our annual report on Form 10-K for the year ended December 31, 2005, filed February 21, 2006, which is incorporated herein by reference.
     The employment agreements with Dr. Quart, Dr. Hong and Ms. Manhard are described elsewhere in this Item 2.01 under “Employment Contracts and Termination of Employment and Change-in-Control Arrangements”.
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON
EQUITY AND RELATED STOCKHOLDER MATTERS
Market for Common Equity
     Our common stock began trading on the NASDAQ Global Market (formerly NASDAQ National Market) on March 28, 2000, under the symbol “IBPI.” On October 14, 2005 the Company’s stock was delisted from the NASDAQ Global Market and currently trades on the “pink sheets”. The table below sets forth the high and low sales for our common stock for the periods indicated:

	High	Low

2004

1st Quarter ended March 31, 2004	$19.25	$13.25
2nd Quarter ended June 30, 2004	$18.00	$3.70
3rd Quarter ended September 30, 2004	$4.38	$3.35
4th Quarter ended December 31, 2004	$4.20	$3.46
2005

1st Quarter ended March 31, 2005	$4.07	$3.57
2nd Quarter ended June 30, 2005	$3.62	$3.34
3rd Quarter ended September 30, 2005	$3.75	$3.40
4th Quarter ended December 31, 2005	$3.95	$3.40
2006

1st Quarter ended March 31, 2006	$3.70	$3.30
2nd Quarter ended June 30, 2006	$3.70	$3.42
3rd Quarter ended September 30, 2006	$3.99	$3.46
4th Quarter through December 26, 2006	$4.00	$3.75
     As of December 22, 2006, there were 105 holders of record of our common stock. We estimate that, included within the holders of record, there are approximately 1,800 beneficial owners of common stock. As of December 26, 2006, the closing price for our common stock was $4.05.
Dividend Policy
     We have never paid dividends on our common stock. We currently intend to retain any future earnings to support the development of our business. The holders of our Series A preferred stock are entitled to receive cumulative dividends at the rate of 8% per annum of the original purchase price of $10,000 per share of Series A preferred stock, prior to and in preference to any declaration or payment of a dividend to the holders of common stock. The dividends are payable quarterly in shares of common stock. The number of shares payable is determined based on the average closing sale price of the common stock on the “pink sheets”, on which our common stock is traded, for each of the five trading days immediately preceding the applicable dividend payment date. Until accrued and unpaid dividends on the Series A preferred stock are paid and set apart, no dividends or other distributions in respect of any other shares of our capital stock shall be declared. We do not currently anticipate paying any cash dividends in the foreseeable future.

Securities Authorized for Issuance Under Equity Compensation Plans
     For information related to securities issued and authorized for issuance under our equity compensation plans, reference is made to the information contained in Item 12 of our annual report on Form 10-K for the year ended December 31, 2005, filed on February 21, 2006, which is incorporated herein by reference.
RECENT SALES OF UNREGISTERED SECURITIES
     For information related to all recent sales of unregistered securities, reference is made to the notes to our financial statements contained in our quarterly reports on Form 10-Q for the quarters ended September 30, 2006, June 30, 2006, March 31, 2006, September 30, 2005, June 30, 2005, March 31, 2005, September 30, 2004, June 30, 2004, March 31, 2004, and our annual reports on Form 10-K for the years ended December 31, 2005, December 31, 2004 and December 31, 2003. As of October 2006, 15,525 additional shares of common stock were issued as dividends on our Series A preferred stock. All issuances of common stock described above were made in reliance upon the exemption from registration provided in Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated thereunder.
DESCRIPTION OF CAPITAL STOCK
     Reference is made to the “Description of Capital Stock” included in our Registration Statement on Form S-1 filed on April 14, 2004, which is incorporated herein by reference.
     For a description of our Series A preferred stock, reference is made to our Definitive Proxy Statement filed with the Securities Exchange Commission pursuant to Section 14(a) of the Securities Exchange Act of 1934, on March 03, 2003.
INDEMNIFICATION OF DIRECTORS AND OFFICERS
     Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.
     Our bylaws provide that we must indemnify our directors and officers to the fullest extent not prohibited by the Delaware General Corporation Law or any other applicable law. Our bylaws also provide that we may indemnify our other employees and other agents as set forth in the Delaware General Corporation Law or any other applicable law.
     In addition, our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable to us and our stockholders for monetary damages for breach of their fiduciary duty as directors. However, this provision in our certificate of incorporation does not eliminate the fiduciary duty of the directors, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of fiduciary duty as a director for (i) any breach of the director’s duty of loyalty to us or our stockholders, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) payment of dividends or approval of stock repurchases and redemptions that are unlawful under Delaware law and (iv) any transaction from which the director derived any improper personal benefit. The provision also does not affect a director’s responsibilities under the federal securities laws.
     We have entered into indemnification agreements with each of our directors and officers. These agreements, among other things, require us to indemnify each director and officer for certain expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of ours, arising out of the person’s services as our director or officer, any subsidiary of ours or any other company or enterprise to which the person provides services at our request.

     We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Exchange Act, as amended, or otherwise.
FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
     Reference is made to the financial statements contained in our annual report on Form 10-K for the year ended December 31, 2005, filed on February 21, 2006, which is incorporated herein by reference.
     Reference is made to the financial statements contained in our quarterly report on Form 10-Q for the quarter ended September 30, 2006, filed on November 7, 2006, which is incorporated herein by reference.
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE
     On November 12, 2004, Ernst & Young LLP resigned as our independent registered public accounting firm. The reports of Ernst & Young LLP on our financial statements for the two fiscal years ended December 31, 2003, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with the audits of our financial statements for each of the two fiscal years ended December 31, 2003, and in the subsequent interim period, through November 12, 2004, there were no disagreements with Ernst & Young LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Ernst & Young LLP would have caused Ernst & Young LLP to make reference to the matter in their report. There were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K. The resignation of Ernst & Young LLP was approved by the Audit Committee of our Board of Directors.
     On October 11, 2004, we entered into an engagement letter with Stonefield Josephson, Inc., or Stonefield Josephson, to serve as our independent registered public accounting firm for the fiscal year ended December 31, 2004. Stonefield Josephson’s engagement as our new auditors became effective after the filing of our Form 10-Q for the quarter ended September 30, 2004. Our engagement of Stonefield Josephson was approved by our Audit Committee.
     During the two fiscal years ended December 31, 2003, and the subsequent interim period prior to the engagement of Stonefield Josephson, we did not consult with Stonefield Josephson with respect to any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K. Our engagement of Stonefield Josephson was approved by our Audit Committee.
     Stonefield Josephson has continued as our as our independent registered public accounting firm since we engaged them in October 2004 and they audited our 2005 and 2004 financial statements.
FINANCIAL STATEMENTS AND EXHIBITS
     Financial statements.
     The financial statements in our annual report on Form 10-K for the year ended December 31, 2005, filed on February 21, 2006, are incorporated by reference herein.
     The financial statements in our quarterly report on Form 10-Q for the quarter ended September 30, 2006, filed on November 7, 2006, are incorporated by reference herein.

Exhibits.

Exhibit	Document Description
3.1	Certificate of Amendment of Amended and Restated Certificate of Incorporation; and Amended and Restated Certificate of Incorporation.(12)

3.2	Amended and Restated Bylaws.(16)

3.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation.(15)

3.4	Certificate of Designation filed with the Delaware Secretary of State on May 1, 2003.(15)

3.5	Certificate of Ownership and Merger filed with the Delaware Secretary of State December 21, 2006. (20)

4.1	Amended and Restated Investor Rights Agreement dated October 15, 1999.(1)

4.2	Form of Stock Purchase Agreement by and between the Company and each selling stockholder, dated January 29, 2002.(3)

4.3	Form of Preferred Stock and Warrant Purchase Agreement, dated February 5, 2003, as amended on February 11, 2003.(8)

4.4	Form of Second Amendment to Preferred Stock and Warrant Purchase Agreement of February 5, 2003, dated April 10, 2003.(10)

4.5	Form of Warrant issued by the Company pursuant to Preferred Stock and Warrant Purchase Agreement of February 5, 2003, as amended of February 11, 2003 and April 10, 2003.(10)

4.6	Form of Common Stock and Warrant Purchase Agreement, dated October 6, 2003.(11)

4.7	Form of Warrant issued by the Company pursuant to the Common Stock and Warrant Purchase Agreement of October 6, 2003.(11)

10.1	Form of Indemnity Agreement.(1)

10.2	Amended and Restated 1995 Stock Option Plan, as amended on November 16, 2002.(7)(9)

10.2.2	Amended and Restated Form of Stock Option Agreement and Notice of Grant of Stock Options and Option Agreement.(1)(7)

10.3	2000 Equity Incentive Plan, as amended on February 11, 2003.(7)(9)

10.9	2000 Employee Stock Purchase Plan and related documents.(1)(7)

10.15	Senior Executive Severance Benefit Plan, as amended and restated on August 1, 2002.(5)(7)

10.16	Executive Severance Benefit Plan, as amended and restated on August 1, 2002.(5)(7)

10.17	Summary of Officer Incentive Bonus Plan.(2)(7)

10.18††	Release Agreement by and between the Company and Diversa Corporation dated July 27, 2001, including Warrant to Purchase Common Stock of the Company and Registration Rights Agreement.(4)

Exhibit	Document Description

10.22	2002 Non-Officer Equity Incentive Plan and related documents, as amended on February 3, 2003.(7)(9)

10.24	Lease Termination Agreement by and between the Company and EOP-Shoreline Technology Park, L.L.C., dated November 22, 2002, including Common Stock Purchase Agreement.(6)

10.27	Amendment and Assignment of Lease, Release and Assumption Agreement by and among the Company, PolyFuel, Inc. and 1245 Terra Bella Partners, LLC, dated December 20, 2002, including Warrant to Purchase Common Stock of the Company dated December 31, 2002.(9)

10.30	Common Stock and Warrant Purchase Agreement, dated October 6, 2003 (the ‘‘Purchase Agreement”) by and among the Company and each Investor as defined therein.(11)

10.31	Form of warrant issued by the Company in favor of each Investor, as defined in the Purchase Agreement.(11)

10.32	2004 Stock Incentive Plan.*(7)

10.36	Services Agreement between the Company and Hickey & Hill.(7)(17)

10.37	Amendment to Services Agreement, between the Company and Hickey & Hill, Inc.(18)

10.38	Third Amendment to Services Agreement, dated as of November 1, 2006, by and between IntraBiotics Pharmaceuticals, Inc. and Hickey & Hill, Inc.(19)

10.39†	Asset Purchase Agreement with Valeant Research & Development and Valeant Pharmaceuticals International dated December 21, 2006.(21)

10.40†*	Master Services Agreement with Valeant Research & Development dated December 21, 2006.(22)

10.41*	Noncompetition Agreement with Valeant Research & Development dated December 21, 2006.(23)

10.42†*	Lease Agreement with Valeant Pharmaceuticals North America dated December 21, 2006.(24)

10.43*	Employment Agreement with Barry Quart.(7)(25)

10.44*	Employment Agreement with Zhi Hong.(7)(26)

10.45*	Employment Agreement with Kimberly J Manhard.(7)(27)

16.1	Letter regarding Change in Certifying Accountants.(14)

Exhibit	Document Description

*	Filed hereto

†	We have applied for confidential treatment of certain provisions of this exhibit with the Securities and Exchange Commission . The confidential portions of this exhibit are marked by an asterisk and have been omitted and filed separately with the Securities and Exchange Commission pursuant to our request for confidential treatment.

††	Confidential treatment request has been granted with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

(1)	Incorporated by reference to exhibit to our Registration Statement on Form S-1 (File No. 333-95461) initially filed with the Securities and Exchange Commission on January 27, 2000 as subsequently amended.

(2)	Incorporated by reference to exhibit to our Form 10-Q (File No. 000-29993) filed with the Securities and Exchange Commission on August 14, 2001.

(3)	Incorporated by reference to exhibit to our Registration Statement on Form S-3 (File No. 333-82934) filed with the Securities and Exchange Commission on February 15, 2002.

(4)	Incorporated by reference to exhibit to our Registration Statement on Form S-3 (File No. 333-89840) filed with the Securities and Exchange Commission on June 5, 2002.

(5)	Incorporated by reference to exhibit to our Form 10-Q (File No. 000-29993) filed with the Securities and Exchange Commission on November 14, 2002.

(6)	Incorporated by reference to exhibit to our Form 8-K (File No. 000-29993) filed with the Securities and Exchange Commission on November 27, 2002.

(7)	Management contract or compensatory plan, contract or arrangement.

(8)	Incorporated by reference to Appendix B to the Definitive Proxy Statement for the Special Meeting of Stockholders (File No. 000-29993) filed with the Securities and Exchange Commission on March 3, 2003.

(9)	Incorporated by reference to exhibit to our Form 10-K (File No. 000-29993) filed with the Securities and Exchange Commission on March 31, 2003.

(10)	Incorporated by reference to our Form 10-Q (File No. 000-29993) filed with the Securities and Exchange Commission on May 14, 2003.

(11)	Incorporated by reference to exhibit to our Form 8-K (File No. 000-29993) filed with the Securities and Exchange Commission on October 9, 2003.

(12)	Incorporated by reference to our Form 10-Q (File No. 000-29993) filed with the Securities and Exchange Commission on November 12, 2003.

(14)	Incorporated by reference to our Form 8-K/A (File No. 000-29993) filed with the Securities and Exchange Commission on November 18, 2004.

(15)	Incorporated by reference to our Form 10-K (File No. 000-29993) filed with the Securities and Exchange Commission on March 10, 2005.

(16)	Incorporated by reference to our Form 10-Q (File No. 000-29993) filed with the Securities and Exchange Commission on May 12, 2005.

(17)	Incorporated by reference to our Form 10-Q (File No. 000-29993) filed with the Securities and Exchange Commission on July 21, 2005.

(18)	Incorporated by reference to Exhibit 10.1 to our current report on Form 8-K (File No. 000-29993) filed with the Securities and Exchange Commission on June 29, 2006.

Exhibit	Document Description

(19)	Incorporated by reference to our Form 10-Q (File No. 000-29993) filed with the Securities and Exchange Commission on November 7, 2006.

(20)	Filed as Exhibit 3.1 to this current report on Form 8-K.

(21)	Filed as Exhibit 99.1 to this current report on Form 8-K.

(22)	Filed as Exhibit 99.2 to this current report on Form 8-K.

(23)	Filed as Exhibit 99.3 to this current report on Form 8-K.

(24)	Filed as Exhibit 99.4 to this current report on Form 8-K.

(25)	Filed as Exhibit 99.5 to this current report on Form 8-K.

(26)	Filed as Exhibit 99.6 to this current report on Form 8-K.

(27)	Filed as Exhibit 99.7 to this current report on Form 8-K.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
     Effective as of December 21, 2006, Denis Hickey, our then-existing Chief Executive Officer, resigned as Chief Executive Officer, and we appointed Barry D. Quart, Pharm D., as our Chief Executive Officer and President. In addition, we appointed Zhi Hong, Ph.D. as our Executive Vice President of Research and Kimberly J. Manhard as our Senior Vice President of Regulatory Affairs and Operations. Reference is made to the disclosure set forth under Item 2.01 of this Current Report on Form 8-K, which is incorporated herein by reference.
     The Board of Directors elected Dr. Quart as a director, effective December 21, 2006, pursuant to a prior agreement we had with Dr. Quart to appoint him as a director and as Chief Executive Officer in connection with the closing of the transaction with Valeant. In connection with his election to the Board of Directors, Dr. Quart was also appointed as our new Chief Executive Officer and Secretary and entered into an employment agreement with us described in Item 2.01 of this current report under the heading “Employment Contracts and Termination of Employment and Change-in-Control Arrangements”. We are not aware of any transaction involving Dr. Quart that requires disclosure under Item 404(a) of Regulation S-K.
     None of the newly appointed officers and directors, nor any of their affiliates, currently beneficially own any of our equity securities or rights to acquire any of our securities except as otherwise described in this current report, and no such persons have been involved in any transaction with us or any of our directors, executive officers or affiliates that is required to be disclosed pursuant to the rules and regulations of the Securities and Exchange Commission, other than with respect to the transactions that have been described in this current report or in any prior reports filed by us with the Securities Exchange Commission. None of the newly appointed officers and directors have been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, nor have they been a party to any judicial or administrative proceeding during the past five years, except for matters that were dismissed without sanction or settlement, that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
     Until further determination by our Board of Directors, the full Board of Directors will undertake the duties of the Audit Committee, Compensation Committee and Nominating Committee of the Board of Directors.
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     On December 21, 2006, our Board of Directors approved the merger between Apothogen, Inc., our wholly-owned subsidiary, and us. In connection with the merger our name was changed from “IntraBiotics Pharmaceuticals, Inc.” to “Ardea Biosciences, Inc.” A certificate of ownership and merger was filed with the Secretary of State of the State of Delaware and became effective on December 21, 2006.

Item 5.06. Change in Shell Company Status.
     Pursuant to the Purchase Agreement disclosed in Items 1.01 and 2.01 of this current report, we ceased being a shell company as of December 21, 2006. Reference is made to the information set forth under “Purchase Agreement” in Item 1.01 and the information set forth in Item 2.01 of this current report, which information is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits. The following material is filed as an exhibit to this Current Report on Form 8-K:

Exhibit	Document Description
2.1†	Asset Purchase Agreement with Valeant Research & Development and Valeant Pharmaceuticals International dated December 21, 2006.

3.1	Certificate of Ownership and Merger filed with the Delaware Secretary of State December 21, 2006.

99.1†	Master Services Agreement with Valeant Research & Development dated December 21, 2006.

99.2	Noncompetition Agreement with Valeant Research & Development dated December 21, 2006.

99.3†	Lease Agreement with Valeant Pharmaceuticals North America dated December 21, 2006.

99.4	Employment Agreement with Barry Quart.

99.5	Employment Agreement with Zhi Hong.

99.6	Employment Agreement with Kimberly J Manhard.

†	We have applied for confidential treatment of certain provisions of this exhibit with the Securities and Exchange Commission. The confidential portions of this exhibit are marked by an asterisk and have been omitted and filed separately with the Securities and Exchange Commission pursuant to our request for confidential treatment.-

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ARDEA BIOSCIENCES, INC.
Date: December 27, 2006	/s/ Barry D. Quart
Barry D. Quart
Chief Executive Officer

EXHIBIT INDEX

Exhibit	Document Description
2.1†	Asset Purchase Agreement with Valeant Research & Development and Valeant Pharmaceuticals International dated December 21, 2006.

3.1	Certificate of Ownership and Merger filed with the Delaware Secretary of State December 21, 2006.

99.1†	Master Services Agreement with Valeant Research & Development dated December 21, 2006.

99.2	Noncompetition Agreement with Valeant Research & Development dated December 21, 2006.

99.3†	Lease Agreement with Valeant Pharmaceuticals North America dated December 21, 2006.

99.4	Employment Agreement with Barry Quart.

99.5	Employment Agreement with Zhi Hong.

99.6	Employment Agreement with Kimberly J Manhard.

†	We have applied for confidential treatment of certain provisions of this exhibit with the Securities and Exchange Commission. The confidential portions of this exhibit are marked by an asterisk and have been omitted and filed separately with the Securities and Exchange Commission pursuant to our request for confidential treatment.